    As filed with the Securities and Exchange Commission on March 4, 1994
                                          Registration No.

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                                 FORM S-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

          (Exact name of registrant as specified in its charter)
                        FIRST VIRGINIA BANKS, INC.

                         (State of Incorporation)
                                 Virginia

                               (SICC Number)
                                  (6711)

                   (IRS Employer Identification Number)
                                54-0497561

       (Address and telephone number of principal executive offices)
                         One First Virginia Plaza
                         6400 Arlington Boulevard
                     Falls Church, Virginia 22042-2336
                              (703) 241-3655

          (Name, address, telephone number of Agent for Service)
                            CHRISTOPHER M. COLE
                        First Virginia Banks, Inc.
                         6400 Arlington Boulevard
                     Falls Church, Virginia 22042-2336
                              (703) 241-4486

     Approximate date of commencement of proposed sale to the public:
As soon as possible after the effective date of the Registration Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
                               Proposed       Proposed
   Title of        Amount      Maximum        Maximum         Amount of
  Securities       being     Offering Price   Aggregate       Registration
Being Registered  Registered   Per Share*   Offering Price*      Fee
Common Stock
 $1 par value     387,977       $20.13       $7,809,977        $2,440.62*

Estimated solely for the purpose of determining the registration fee, based upon the book value received in exchange for the Common Stock issued, computed pursuant to Rule 457(f).
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           CROSS REFERENCE SHEET


Item of Form S-4                         Reference to Registration Statement

Item  1 Forepart of Registration Statement  Facing Page of Registration
        and Outside Front Cover Page        Statement, Outside Front
        of Prospectus                       Cover Page of Prospectus, and
                                            Cross Reference Sheet

Item  2 Inside Front and Outside Back       Table of Contents, Available
        Cover Pages of Prospectus           Information; Incorporation of
                                            Certain Documents by Reference

Item  3 Risk Factors and Other Information  Summary of Significant
                                            Information; Prospectus Cover
                                            Page; Selected Financial Data

Item  4 Terms of the Transaction            Summary of Significant
                                            Information; Business of the
                                            Annual Meeting; The Merger

Item  5 Pro Forma Information               Not applicable

Item  6 Material Contracts with the Company Summary of Significant
        Being Acquired                      Information; The Merger

Item  7 Additional Information Required     Not applicable
        for Reoffering by Persons and
        Parties Deemed to be Underwriters

Item  8 Interests of Named Experts          The Merger; Legal Opinion
        and Counsel

Item  9 Disclosure of Commission Position   Part II of Registration
        on Indemnification for Securities   Statement
        Act Liabilities

Item 10 Information with Respect to S-3     Available Information;
        Registrants                         Incorporation of Certain
                                            Documents by Reference

Item 11 Incorporation of Certain            Incorporation of Certain
        Information by Reference            Documents by Reference

Item 12 Information with Respect to S-2     Not applicable
        and S-3 Registrants

Item 13 Incorporation of Certain            Not applicable
        Information by Reference

Item 14 Information with Respect to         Not applicable
        Registrants Other Than S-3 or
        S-2 Registrants
Item 15 Information with Respect to S-3     Not applicable
        Companies

Item 16 Information with Respect to S-2     Incorporation of Certain
        or S-3 Companies                    Documents by Reference; FNB


Item of Form S-4                         Reference to Registration Statement

Item 17 Information with Respect to         Not Applicable
        Companies Other Than S-3 or
        S-2 Companies

Item 18 Information if Proxies, Consents    Summary of Significant
        or Authorizations are to be         Information; Business of the
        Solicited                           Annual Meeting; The Merger; FNB

Item 19 Information if Proxies, Consents    Not applicable
        or Authorizations are not to be
        Solicited or in an Exchange Offer

Item 20 Indemnification of Directors and    Part II of Registration
        Officers                            Statement

Item 21 Exhibits and Financial Statement    Exhibits; Incorporation of
        Schedules                           Certain Documents by Reference

Item 22 Undertakings                        Undertakings

                        FNB FINANCIAL CORPORATION
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held April 19, 1994

     Notice is hereby given that the Annual Meeting of Shareholders of FNB Financial Corporation (hereinafter referred to as "FNB") will be held in the Lucille Thompson Room of the East Tennessee Historical Museum (which is next door to the main office of the Bank) 500 Church Street, Knoxville, Tennessee
on April   , 1994 at 10:00 a.m., for the purpose of considering and voting upon the following:

     (1) A proposal unanimously recommended by the Board of Directors of the FNB, to approve the Agreement and Plan of Reorganization (the "Agreement") dated November 9, 1993 between FNB, First National Bank of Knoxville, and First Virginia Banks, Inc. ("First Virginia") and the related Plan of Merger (the "Plan") between FNB and First Virginia, pursuant to which, among other things, FNB will affiliate with First Virginia by means of a merger of FNB into First Virginia, as more fully set forth in the accompanying Prospectus/Proxy Statement and in the copy of the Agreement and Plan of Reorganization and the Plan of Merger which is annexed thereto as Exhibit A;

     (2) The election of the Board of Directors for a term of office until the next Annual Meeting of Shareholders or, if the Merger is approved, until the Effective Date of the Merger;

     (3) The ratification of Coopers & Lybrand as independent auditors for the calendar year 1994 or, if the Merger is approved, until the Effective Date of the Merger; and

     (4) Such other business as may properly come before the meeting and any adjournments thereof.

     The proposed merger of FNB and First Virginia, if approved by the shareholders, will result in the exchange of all shares of FNB capital stock for cash or stock of First Virginia or a combination of cash or stock. Shareholders of FNB are entitled to assert dissenters' rights with regard to this transaction pursuant to T.C.A. Sec. 48-23-101 et seq. A copy of Chapter 23 of the Tennessee Business Corporation Act (T.C.A. Secs. 48-23-101 through
T.C.A. Secs. 48-23-302) is included as Exhibit B to the Prospectus/Proxy Statement which accompanies the notice.

     Shareholders of record at the close of business on March 4, 1994 are entitled to notice of and to vote at the Special Meeting or at any adjournments thereof. The proposed Merger must also be approved by the Federal Reserve Board, the Tennessee Commissioner of Financial Institutions and the Virginia State Corporation Commission.

BY ORDER OF THE BOARD OF DIRECTORS
                                             Robert S. Marquis
                                             Secretary

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND MAIL BACK THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FNB, BY SUBMITTING A SIGNED PROXY BEARING A LATER DATE TO FNB OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

Knoxville, Tennessee
March   , 1994
         PROSPECTUS/PROXY STATEMENT

                        FIRST VIRGINIA BANKS, INC.

                        387,977 Shares Common Stock

                        (Par Value $1.00 Per Share)


     This Prospectus/Proxy Statement covers 387,977 shares of First Virginia Common Stock, $1.00 par value, of First Virginia Banks, Inc. ("First Virginia Stock"), which may be issued in connection with the proposed merger (the "Merger") of FNB Financial Corporation ("FNB") with and into First Virginia Banks, Inc. ("First Virginia"). Upon consummation of the Merger by FNB, the shares of First Virginia Common Stock offered hereby will be exchanged for shares of Common Stock of FNB, $5.00 par value ("FNB Common Stock") at the exchange rate of .20 shares of First Virginia Common Stock for each share of FNB Common Stock. In lieu of receiving First Virginia Common Stock, each shareholder of FNB may exchange his shares for $7.50 per share in cash, provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares, shall not exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date. The Agreement and Plan of Reorganization also provides that if the aggregate number of shares for which shareholders of FNB Common Stock elect to receive cash, when added to the number of Dissenting Shares, is less than 10.1% of the outstanding shares of FNB Common Stock, First Virginia shall pay to the shareholders of FNB, in lieu of First Virginia Common Stock, a pro rata cash payment equal to the difference between the amount of cash paid to FNB shareholders electing cash and the amount of cash that would have been paid if holders of 10.1% of the outstanding shares of FNB Common Stock had elected cash.

     This document serves as a Prospectus for First Virginia Common Stock offered herein as well as a Proxy Statement for the Annual Meeting of Shareholders of FNB.

     Information concerning First Virginia Banks, Inc., 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336 (Telephone 703/241-3656) and FNB, 620 Market Street, Knoxville, Tennessee 37901 (Telephone 615/549-5140), and the business and operations of those companies, together with a description of the terms of the proposed Merger, are contained in this Prospectus.


THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
INSTRUMENTALITY.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     No person has been authorized to give any information or to make any representations in connection with the offer other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by First Virginia or FNB.

               The date of this Prospectus is March   , 1994

                             TABLE OF CONTENTS

                                                                   Page


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . .

SUMMARY OF SIGNIFICANT INFORMATION. . . . . . . . . . . . . .

SELECTED FINANCIAL DATA AND PER SHARE DATA. . . . . . . . . .

BUSINESS OF THE ANNUAL MEETING. . . . . . . . . . . . . . . .

THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .

     Background and Reasons for the Merger. . . . . . . . . .
     Opinion of Financial Advisor . . . . . . . . . . . . . .
     Procedures for Exchanging FNB Common Stock for First
       Virginia Common Stock. . . . . . . . . . . . . . . . .
     Cash Option. . . . . . . . . . . . . . . . . . . . . . .
     Factors Affecting Terms of Merger. . . . . . . . . . . .
     Conditions to Consummation of the Merger . . . . . . . .
     Accounting Treatment . . . . . . . . . . . . . . . . . .
     Termination and Amendment  . . . . . . . . . . . . . . .
     Effective Date of the Merger . . . . . . . . . . . . . .
     Operations After the Merger. . . . . . . . . . . . . . .
     Effect On FNB Employee Benefit Plans . . . . . . . . . .
     Interests of Certain Persons in the Transaction. . . . .
     Regulatory Review and Approvals. . . . . . . . . . . . .
     First Virginia Common Stock. . . . . . . . . . . . . . .
     Certain Provisions of First Virginia's Articles of
       Incorporation and First Virginia's Shareholder
       Rights Plan. . . . . . . . . . . . . . . . . . . . . .
     Certain Differences in Rights of Shareholders. . . . . .
     Federal Income Tax Consequences. . . . . . . . . . . . .
     Rights of Dissenting Shareholders. . . . . . . . . . . .
     Supervision and Regulation . . . . . . . . . . . . . . .

FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Information Concerning FNB Directors . . . . . . . . . .
     Information Regarding the FNB Board of Directors and its
       Committees . . . . . . . . . . . . . . . . . . . . . .
     Executive Officers . . . . . . . . . . . . . . . . . . .
     Securities Ownership of Certain Beneficial Owners and
       Management . . . . . . . . . . . . . . . . . . . . . .
     Management . . . . . . . . . . . . . . . . . . . . . . .
     Certain Relationships and Related Transactions . . . . .

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . .

EXHIBIT A:AGREEMENT AND PLAN OF REORGANIZATION (PLAN OF MERGER
          IS APPENDIX I OF THE AGREEMENT)

EXHIBIT B:SECTIONS 48-23-101 through 48-23-302, TENNESSEE CODE ANNOTATED

EXHIBIT C:FAIRNESS OPINION OF THE ROBINSON-HUMPHREY COMPANY, INC.
                           AVAILABLE INFORMATION


     First Virginia Banks, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning First Virginia can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissioner's Regional Offices in New York (75 Park Place, New York, New York 10007) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.)

     Copies of such material may be obtained from the Freedom of Information Act Officer, Public Reference Section of the Commission at 450 Fifth Street, Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

     First Virginia's Common Stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange. Reports, proxy material and other information concerning First Virginia may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

This Prospectus/Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. In the case of First Virginia, these documents are available upon request from Thomas P. Jennings, Vice President and Secretary, First Virginia Banks, Inc., 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336. Mr. Jennings' telephone number is 703/241-3655. In the case of FNB, these documents are available upon request from Paul Boyd, Senior Vice President and Director of Shareholder Relations, FNB Financial Corporation, 620 Market Street, Knoxville, Tennessee 37901. In order to ensure timely delivery of the documents, any request should
be made by April   , 1994.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by First Virginia with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference in this
Prospectus:

     (1) First Virginia's Annual Report on Form 10-K for the year ended December 31, 1992;

     (2) First Virginia's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

     (3) The description of First Virginia's Common Stock which is contained in its registration statement on Form 8-A as filed on February 23, 1971 under the Exchange Act; and

     (4) All documents filed by First Virginia pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Annual Meeting.


     The following documents filed by FNB with the Commission under Section 13 of the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) FNB's Annual Report on Form 10-K for the year ended December 31, 1993; and

     (2) All documents filed by FNB pursuant to Section 13(a), 13(c) 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Annual Meeting.


     This Prospectus/Proxy Statement is accompanied by FNB's Annual Report on Form 10-K for the year ended December 31, 1993.

     Any statement contained in the foregoing documents or in any other document deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement.

SUMMARY OF SIGNIFICANT INFORMATION


     The following paragraphs summarize certain significant features of the proposed Merger. This summary should be read in conjunction with, and is qualified in its entirety by, the remainder of this Prospectus/Proxy Statement including the Agreement and Plan of Reorganization (the "Agreement") and the Plan of Merger (the "Plan") and the information incorporated herein by reference.

Annual Meeting

     The Annual Meeting of FNB will be held at the East Tennessee Historical Museum, 500 Church Street, Knoxville, Tennessee at 10 a.m., April 19, 1994. Only holders of record of FNB Common Stock at the close of business on March 4, 1993 will be entitled to notice of and to vote at the Annual Meeting. In addition to the election of directors and the ratification of Coopers & Lybrand as independent auditors for 1994, shareholders will be asked to consider and take action upon the Agreement and the related Plan which provides for the merger of FNB into First Virginia. See "Business of the Annual Meeting."


First Virginia

     First Virginia is a registered bank holding company organized in October, 1949. As of December 31, 1993, it had assets of approximately $7.037 billion, deposits of $6.136 billion and loans (net of unearned interest) of $4.087 billion, making it the sixth largest bank holding company in Virginia.

     First Virginia currently owns all of the stock of 21 commercial banks, 16 of which are domiciled in Virginia, 2 in Maryland and 3 in Tennessee.


FNB

     FNB is a one-bank holding company incorporated under the laws of the State of Tennessee in 1985 and registered under the Bank Holding Company Act of 1956. As of December 31, 1993, it had assets on a consolidated basis of approximately $100.8 million, deposits of $81.6 million, and loans (net of unearned interest) of $56.3 million.


Exchange Ratio

     If the Merger is approved, shareholders of FNB will be entitled to receive for each share of Common Stock of FNB ("FNB Common Stock") held as of the Effective Date, .20 shares of Common Stock of First Virginia, $1.00 par value ("First Virginia Common Stock"). Cash will be distributed in lieu of fractional shares and will be based on the closing market price of First Virginia Common Stock as reported for New York Stock Exchange Transactions on the Effective Date of the Merger.

Cash Election and Prorationing

     At least 10.1% of the outstanding shares of FNB Common Stock must be exchanged for cash. In order to satisfy this requirement, holders of shares of FNB Common Stock will be given the option of exchanging their shares for $7.50 per share in cash, provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares, shall not exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date. If the aggregate of (i) shares as respects which a cash elections is made and (ii) Dissenting Shares exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay cash for shares submitted for cash exchange by each holder of 100 or fewer FNB shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for First Virginia Common Stock at the exchange ratio noted above. If the aggregate of
(i) shares as respects which a cash election is made and (ii) Dissenting Shares is less than 10.1% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay to FNB shareholders, in lieu of shares of First Virginia Common Stock, a pro rata cash payment, equal in amount to the difference between (i) the amount of cash paid to FNB shareholders electing cash and (ii) the amount of cash that would have been paid if holders of 10.1% of the outstanding shares of FNB Common Stock (excluding treasury shares) immediately prior to the Effective Date of the Merger had elected cash at $7.50 per share in exchange for that number of shares of FNB Common Stock.

     IF A FNB SHAREHOLDER ELECTS TO SURRENDER SHARES FOR CASH, HE MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO THE ANNUAL MEETING. ANY FNB SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE ANNUAL MEETING CAN ONLY RECEIVE FIRST VIRGINIA COMMON STOCK IN THE MERGER, PROVIDED THAT THE AGGREGATE NUMBER OF SHARES ELECTING THE CASH OPTION TOGETHER WITH DISSENTING SHARES IS NOT LESS THAN 10.1%. ONCE THE VOTE ON THE MERGER HAS BEEN TAKEN AT THE ANNUAL MEETING, THE CASH ELECTION IS IRREVOCABLE. THE CASH OPTION FORM MUST BE ACCOMPANIED BY THE STOCK CERTIFICATES TO BE EXCHANGED FOR CASH. FNB WILL HOLD CERTIFICATES IN SAFEKEEPING PENDING THE EFFECTIVE DATE OF THE MERGER, AT WHICH TIME THEY WILL BE EXCHANGED FOR CASH, OR IN THE EVENT OF PRORATION, CASH AND FIRST VIRGINIA COMMON STOCK. IF THE MERGER IS NOT CONSUMMATED, FNB WILL RETURN THE CERTIFICATES.


Dissenters' Rights

     Under applicable provisions of Tennessee law, FNB shareholders who dissent from the Merger and follow certain statutory procedures have the right to demand payment in cash of the fair value of their shares of FNB Common Stock, calculated immediately prior to the Effective Date. See "Rights of
Dissenting Shareholders" on page       and Exhibit B hereto which sets forth
the text of the applicable statute.

Conditions of the Merger

     The obligations of FNB and First Virginia to consummate the Merger are subject to certain conditions, including shareholder approval of the Merger, the absence of material adverse changes in the financial condition of FNB or in the consolidated financial condition of First Virginia and the representations, warranties and covenants of First Virginia and FNB. Consummation of the Merger is also subject to receiving regulatory approvals from the Tennessee Commissioner of Financial Institutions, the Virginia State Corporation Commission and the Federal Reserve Board. Applications have been filed with all three regulatory agencies requesting approval of the Merger.

Market Prices

     There is no established public market for the shares of FNB Common Stock. FNB has two hundred and sixty shareholders of record as of January 31, 1994. FNB's Common Stock is registered pursuant to Section 15(d) of the Securities and Exchange Act. Shares of First Virginia Common Stock are traded on the New York and Philadelpia Stock Exchanges. On October 19, 1993, the first business day prior to the public announcement of the Agreement, the closing price for First Virginia Common Stock on the New York Stock Exchange was $36.625 per share. On March 4, 1994, the closing price for First Virginia Common Stock on
the New York Stock Exchange was           per share.

Federal Tax Consequences

     In the opinion of Christopher M. Cole, Vice President and Assistant General Counsel of First Virginia, the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, but the receipt of cash by a FNB shareholder in exchange for any shares of FNB Common Stock or in lieu of a fractional share of First Virginia Common Stock will be a taxable transaction. For a more complete description of the Federal income tax consequences of the Merger, see "Federal Income Tax Consequences" on page
   .

Accounting Treatment

     The Merger is expected to be accounted for as a purchase in accordance with generally accepted accounting principles.

Required Vote

     The affirmative vote of the holders of at least a majority of the outstanding shares of FNB Common Stock is required to approve the Merger. As of the record date, there were outstanding and entitled to vote 1,904,183 shares of FNB Common Stock, each share being entitled to one vote. Directors of FNB beneficially held, as of the record date, 489,300 shares of FNB Common Stock. Under the Agreement, FNB Directors have agreed to vote their shares for the Merger.

Termination and Modification

     The Agreement and the Plan may be terminated and the Merger abandoned (without any obligation by First Virginia or FNB to renegotiate the Agreement) at any time prior to the Effective Date: (a) by mutual consent of the Board of Directors of First Virginia and the Board of Directors of FNB; or (b) by the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) in the event of a breach by the other Party of any representation or warranty contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or (c) by the Board of Directors of either First Virginia or FNB (provided that the terminating Party is not then in material breach of any representation, warrant, covenant or other agreement contained in the Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (d) by the Board of Directors of either First Virginia or FNB if the Federal Reserve Board or the Tennessee Commissioner of Financial Institutions deny approval of the Merger and time period for all appeals or requests for reconsideration has run or if the Comptroller of the Currency, the Tennessee Commissioner of Financial Institutions or the Federal Reserve Board deny the conversion of the First National Bank of Knoxville into a state chartered, Federal Reserve member bank; or (e) by the Board of Directors of either FNB or First Virginia in the event the Merger should not become effective within nine months of the Agreement in such case only if the failure to consummate the Merger is not caused by any breach of the Agreement by the Party electing to terminate; or
(f) by the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied of fulfilled within nine months of the Agreement; or (g) by the Board of Directors of First Virginia, at any time prior to the 60th day after execution of the Agreement in the event that First Virginia determines, after its audit of FNB and the First National Bank of Knoxville, that the financial conditions of FNB or the Bank do not meet the standards described in Section 6.3 of the Agreement or that a fact or circumstance exists with respect to the Merger which materially and adversely impacts one or more of the economic benefits to First Virginia of the Merger (which condition has been satisfied); or (h) by the Board of Directors of First Virginia if more than 25% of the holders of FNB stock file for appraisal rights under Tennessee law or if more than 20% of the holders of FNB stock vote against the Merger; or (i) by the Board of Directors of FNB if the price of First Virginia Common Stock declines to $33.00 per share or less for any period of 10 consecutive working days prior to the Effective Date.

     The Agreement and the Plan may be amended at any time prior to the Effective Date; provided that any such amendment is in writing and is approved by the Board of Directors of each of the parties and provided, further, that subsequent to the meeting in which the Agreement is approved by shareholders of FNB, no amendment be made in the exchange rate which decreases the consideration to FNB shareholders without the approval of FNB shareholders.

Effective Date

     The Effective Date of the Merger shall be the date specified in the Articles of Merger filed with both the Tennessee Secretary of State pursuant to the Tennessee General Corporation Act and the Articles of Merger filed with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act.

Opinion of Financial Advisor

     FNB has received the opinion of The Robinson-Humphrey Company, Inc ("Robinson-Humphrey") that the consideration to be received by the holders of FNB Common Stock pursuant to the terms of the Merger is fair to the FNB shareholders from a financial point of view. In connection with this opinion, FNB has agreed to (i) pay Robinson-Humphrey a fee of $65,000 payable upon delivery of the Initial Fairness Opinion and (ii) reimburse Robinson-Humphrey for all reasonable out-of-pocket expenses up to a maximum of $6,000 incurred during the period of its engagement in connection with its services provided to FNB and (iii) indemnify Robinson-Humphrey against certain liabilities. For additional information concerning Robinson-Humphrey and its opinion, see "The Merger - Opinion of Financial Advisor" and the opinion of such firm attached as Exhibit C to this Prospectus/Proxy Statement.

     Robinson-Humphrey is a nationally-recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The FNB Board selected Robinson-Humphrey to serve as its financial advisor in connection with the Merger on the basis of its experience particularly with banking transactions in the southeastern United States.

                 SELECTED FINANCIAL DATA AND PER SHARE DATA

  The following table sets forth selected financial information and per share data on the dates and for the periods indicated of (a) FNB Financial Corporation, historical (b) First Virginia Banks, Inc., historical (c) First VirginiaBanks, Inc., pro forma, giving effect to the proposed transaction, and (d) .2 shares of First Virginia Banks, Inc. pro forma giving effect to the proposed transaction. This table is qualified in its entirety by the financial statements appearing herein or incorporated by reference herein.


                        1993       1992       1991       1990       1989
                     ---------- ---------- ---------- ---------- ----------
                                  (In thousands, except per share data)
FNB Financial Corporation (Historical)
  Operating Revenue  $    8,722 $    7,472 $    6,867 $    4,898 $    2,428
  Provision for
    Loan Losses             151        160        315        143        188
  Net Income                616        248         32       (733)      (950)
  Net Income Per Share      .32        .13        .02       (.38)      (.49)
  Book Value Per Share
     (Period-end)          4.10       3.78       3.65       3.58       3.96
  Dividends Declared
     Per Share                0          0          0          0          0
  Total Assets
     (Period-end)       100,828     88,933     80,789     60,569     36,451
  Total Deposits
     (Period-end)        81,561     74,045     64,044     46,710     27,161
  Total Long-term Debt
     (Period-end)          --         --         --         --         --

First Virginia Banks, Inc. (Historical) (1)
  Operating Revenue  $  587,322 $  602,357 $  588,120 $  569,788 $  534,620
  Provision for
    Loan Losses           6,450     17,355     14,024     13,404     11,039
  Net Income            116,024     97,473     69,608     65,111     67,374
  Net Income Per Share     3.57       3.02       2.17       2.03       2.13
  Book Value Per Share
     (Period-end)         21.29      18.85      16.80      15.51      14.37
  Dividends Declared
     Per Share             1.13        .99        .91        .85        .80
  Total Assets
     (Period-end)     7,036,883  6,840,547  6,119,260  5,384,147  5,123,964
  Total Deposits
     (Period-end)     6,136,389  6,013,746  5,349,971  4,715,882  4,426,663
  Total Long-term Debt
     (Period-end)         1,008      5,227     11,467     11,836     37,480


First Virginia Banks, Inc. (Pro Forma) (Unaudited) (1)(2)(4)
  Net Income Per Share                   3.54
  Book Value Per Share (Period-end)     21.28
  Dividends Per Share                    1.13

FNB Financial Corporation Equivalent Pro
  Forma .2 Shares First Virginia Banks, Inc. (Unaudited) (2)(3)(4)
  Net Income Per Share                   0.71
  Book Value Per Share                   4.26
  Dividends Per Share (Period-end)       0.23


(1) All per share information for First Virginia Banks, Inc., historical, First Virginia Banks, Inc., pro forma and .2 shares of First Virginia Banks, Inc., pro forma has been restated to reflect a three-for-two common stock split that was paid on July 27, 1992.

(2) The First Virginia Banks, Inc. pro forma information reflects the results of the consolidated operations of First Virginia Banks, Inc. and FNB Financial Corporation after giving effect to Virginia Banks, Inc. and FNB Financial Corporation after giving effect to a purchase basis to the affiliation of FNB Financial Corporation with First Virginia Banks, Inc.

(3) This data reflects the pro forma net income, book value and dividends per share of .2 shares of First Virginia Banks, Inc. which would be received in the merger assuming that FNB Financial Corporation common stock was exchanged for First Virginia Banks, Inc. common stock. The computations are based on the exchange ratio of .2 shares of First Virginia Banks, Inc. for
1.0 shares of FNB Financial Corporation.

(4) Pro forma combined book value per share of First Virginia Banks, Inc. and FNB Financial Corporation do not reflect exercise of options to acquire shares of FNB Financial Corporation Common Stock. Options to acquire 253,645 shares were outstanding at December 31, 1993. Assumed exercise of these options does not have a significant impact upon either the combined shareholders' equity of First Virginia Banks, Inc. or FNB Financial Corporation or the pro forma combined net income per share.

                       BUSINESS OF THE ANNUAL MEETING

Election of Directors

     The FNB Board of Directors has fixed the number of directors for the ensuing year at five. Five persons, all of whom are the current directors of FNB, have been nominated to serve as directors. If elected, they will continue to serve as directors of FNB until the Annual Meeting of shareholders of FNB to be held in 1995 or, if the Merger is approved, until the Effective Date of the Merger.

     It is the intention of the proxy holders to vote FOR the five nominees named below. The proxies cannot be voted for a greater number of persons than the five nominees named. In the event that any nominee should be unable to accept the office of director, which is not now anticipated, it is anticipated that the persons named in the proxy will vote for the election of such other persons in place of such nominee as the Board of Directors may recommend.

     The persons nominated to serve as directors of FNB are as follows:

     Williams E. Arant, Jr., Gordon E. Inman, Robert S. Marquis, John H. Schaad, and Rufus H. Smith, III

     Information with respect to the nominees for election as directors including information about their principal occupation of employment for the last five years, their age, their period of directorship, and the beneficial ownership of securities is set forth elsewhere herein (see "FNB -
Information Concerning FNB Directors").


Approval of FNB's Auditors

     At the Annual Meeting, stockholder will also be asked to vote upon the approval of the certified public accounting firm of Coopers & Lybrand to audit the books of FNB for 1994, or if the Merger is approved, until the Effective Date of the Merger. If the requisite approval of the auditors is not obtained, the Board of Directors of FNB will consider the selection of auditors, and the shareholders will be notified of the final decision. Coopers & Lybrand was the independent public accounting firm for FNB during 1993. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.


Proposed Merger

     In addition to other routine items of business, the Annual Meeting will consider the approval of an Agreement and Plan of Reorganization dated November 9, 1993 and the related Plan of Merger, copies of which are included with this Prospectus/Proxy Statement as Exhibit A. If the Merger is approved, FNB would merge into First Virginia (for a detailed description of the Merger see "The Merger" below).


Other Matters

     In the event that the Merger is not consummated in 1994, any shareholder proposals to be submitted at the 1995 Annual Meeting of Shareholders must be submitted to FNB by November 18, 1994.

     The Board of Directors of FNB is not aware of any matter which may properly be presented for action at the Annual Meeting other than the matters set forth herein, but should any other matters arise requiring a vote of shareholders, it is intended that the enclosed proxy include discretionary authority to vote on such other matters in accordance with the interests of FNB in the best judgment of the person or persons voting in the proxies.

     This Prospectus/Proxy Statement and the proxy are being sent to shareholders on or about March 18, 1994. The cost of this solicitation will be borne by FNB and by First Virginia. The solicitation is being made by mail and may also be made by personal interview, by telephone or by telegraph. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have a beneficial ownership in stock of FNB registered in the names of nominees.

     Any FNB shareholder who has executed and delivered a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting in person or by giving written notice of revocation of the proxy or by submitting a signed proxy bearing a later date to FNB. In order for the notice of revocation or later signed proxy to effectively revoke the prior proxy, such notice and later proxy must actually be received by FNB prior to the vote of shareholders at the Annual Meeting. The shares of FNB Common Stock represented by properly executed proxies received in time for the Annual Meeting will be voted as directed. If instructions are not given, proxies received will be voted FOR approval of the Agreement, FOR the election of five directors as specified in this Prospectus/Proxy Statement, FOR the ratification of Coopers & Lybrand as FNB's independent auditors, and FOR in the discretion of the proxy holders, any other matters which may properly come before the Meeting.

     THE BOARD OF DIRECTORS OF FNB RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION, FOR THE ELECTION OF THE FIVE NOMINEES, FOR THE RATIFICATION OF COOPERS & LYBRAND AS FNB'S INDEPENDENT AUDITORS AND FOR, IN THE DISCRETION OF THE PROXY HOLDERS, ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

     The Agreement must be approved by a majority of the outstanding shares of FNB Common Stock. For the election of the directors and the approval of the independent auditors, the affirmative vote of a majority of FNB Common Stock represented and entitled to vote at the Annual Meeting is required.

                                THE MERGER


     The detailed terms and conditions of the Merger are contained in the Agreement and the Plan. The entire Agreement including the appendices is attached to this Prospective/Proxy statement as Exhibit A. The Plan is attached hereto as Appendix I of the Agreement. Both are incorporated herein by reference. The following description of such terms and conditions does not purport to be complete and is qualified in its entirety by reference to the Agreement and the Plan.


Background and Reasons for the Merger

     Tennessee adopted the Tennessee Regional Banking Act (the "Tennessee Act") (codified at Tenn. Code Ann. Sec. 45-12-101, et seq.) effective July 1, 1985, permitting the acquisition of banks or bank holding companies having their principal places of business in Tennessee by out of state bank holding companies in certain designated states within a southeastern region provided that those states granted reciprocal rights. FNB, a regional bank holding company, filed its charter in 1985 and its restated charter on March 21, 1988. FNB's sole subsidiary is First National Bank of Knoxville (the "Bank"), a National Banking Association formed under the laws of the United States.

     The Bank was originally conceived as a locally owned and operated bank which would concentrate on small and middle market businesses. The organizers and initial directors of the Bank and FNB believed that there was a significant demand for these types of services provided by a locally owned and operated institution. There were no other locally owned and operated banks in Knoxville at the time of the Bank's creation. There was one bank that was operating in Knoxville at the time of the Bank's creation with a local board which functioned in a relatively autonomous fashion although it was owned by a Washington, D.C. holding company.

     Subsequent to the Bank's opening, a number of mergers and acquisitions occurred in the Knoxville market. Several of the Bank's competitors have increased their strength significantly by merger with out-of-state institutions. For example, the Bank of East Tennessee was acquired by Union Planters, Incorporated, a large West Tennessee holding company. Valley Fidelity Bank and Trust Company was acquired by First Tennessee Bank National Association. Sovran Bank/Central South was acquired by NationsBank of Tennessee, N.A. During this same period, First American National Bank which had experienced significant economic problems in the middle 1980s began to strengthen and improve its financial position. In short, the Bank's primary competitors grew and obtained new and significant strength in the Bank's market area. The Bank's competitors began to offer new and diversified products and were supported by large institutions with significant financial strength.

     In light of these changes in the Bank's competitive primary market area, the Bank and FNB's Board of Directors began to consider alternatives which would facilitate the Bank's ability to continue to grow and compete. Members of FNB's Board met with one potential merger candidate and discussed the possibility of such a transactions but no ultimate agreement was ever negotiated or achieved. In 1993, discussions commenced with First Virginia which had expressed an interest in acquiring the Bank. After considerable discussions and negotiations, a letter of intent was entered into on October 20, 1993. The final Agreement was executed on November 9, 1993. The terms of the Agreement resulted from arms-length negotiations between representatives of First Virginia and FNB after full consideration of various factors which would have an effect upon the determination of the fair value of the FNB Common Stock in the context of a merger transaction. In determining the amount and nature of consideration to be received by FNB shareholders, numerous factors were considered by the Board of Directors of FNB. In accepting the offer from First Virginia and in approving and recommending the terms of the Merger, the FNB Board considered, among others, these factors: (a) information concerning the current and projected financial structure and results of operations of First Virginia and FNB, (b) the capital adequacy of the resulting entities, (c) the value and liquidity of First Virginia Common Stock being exchanged and the increased dividends to be paid thereon, (d) the anticipated tax-free nature of the transaction for the FNB shareholders to the extent that stock of First Virginia was received by shareholders in the exchange, (e) the products and market areas of First Virginia and the Bank, (f) First Virginia's traditional method of dealing with its bank affiliates which stresses autonomy of local management so as to service the needs of each bank's local customers, (g) the terms of comparable acquisition transactions involving other Tennessee banks and bank holding companies, and (h) the fairness opinion issued by Robinson-Humphrey.

     The Board of Directors of FNB and the Bank believe that the coordination of resources resulting from the Merger will enable the Bank to provide a wider and improved array of financial services to customers, and will allow the Bank to develop new or enhanced products and services for its customers, especially retail products. Additionally, the Board believes that the Merger will provide the Bank with the market position and financial resources it needs to compete with other strong competitors in Knoxville and the surrounding area.

     The Board of Directors of FNB believe the Merger is fair to and in the best interest of FNB and its shareholders. Accordingly, the Board of FNB recommends that the shareholders vote for the proposed Merger.


Opinion of Financial Advisor

General

     FNB Financial Corporation retained Robinson-Humphrey to act as its financial advisor in connection with the Merger. Robinson-Humphrey has rendered an opinion to FNB's Board of Directors that, based on the matters set forth therein, consideration to be received pursuant to the Merger is fair, from a financial point of view, to the FNB's shareholders. The text of such opinion is set forth in Exhibit C to this Prospectus/Proxy Statement and should be read in its entirety by stockholders of FNB.

     The consideration to be received by FNB's shareholders in the Merger was determined by FNB and First Virginia in their negotiations. No limitations were imposed by the Board of Directors or management of FNB upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

     In connection with rendering its opinion to FNB's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of FNB and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of FNB. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by FNB or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

Valuation Methodologies

     In connection with its opinion on the Merger and the presentation of that opinion to FNB's Board of Directors, Robinson-Humphrey performed three valuation analyses with respect to (i) an analysis of comparable prices and terms of recent transactions involving banks buying banks and (ii) a discounted cash flow analysis, and (iii) a contribution analysis. Each of these methodologies is discussed briefly below.

     Comparable Transaction Analysis. Robinson-Humphrey performed an analysis of premiums paid for selected banks with comparable characteristics to FNB. Although analyzing a variety of transaction multiples related to comparable banks, Robinson-Humphrey placed significant emphasis on multiples of book value and tangible book value paid in these transactions as compared to the multiples implied by the proposed Merger. Comparable transactions were considered to be transactions involving banks with similar characteristics since January 1, 1992 or where the seller was located in the south and has assets less than $500 million, return on average assets between .25% and .75% and non performing assets as a percentage of assets less than 2.00%

     Based on the foregoing transactions, the analysis yielded a range of transaction values to book value of 77.01 percent to 223.46 percent, with a mean of 139.4 percent and a median of 128.1 percent. These compare to a transaction value for the Merger of approximately 185.0 percent of FNB's book value as of June 30, 1993.

     In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 77.01 percent to 223.67 percent, with a mean of 139.4 percent and a median of 134.96 percent. These compare to a transaction value to tangible book value at June 30, 1993 of approximately 185.0 percent for the Merger.

     No company or transaction used in the comparable company or comparable transaction analyses is identical to FNB. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that FNB could produce through 1997, under various circumstances, assuming that FNB performed in accordance with the earnings/return projections of management at the time that FNB entered into acquisition discussions in 1993. Robinson-Humphrey estimated the terminal value for FNB at the end of the period by applying multiples ranging from
10.0 to 12.0x earnings and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates (ranging from 10.0 percent to 12.0 percent) chosen to reflect different assumptions regarding the required rates of return of FNB and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $5.0 million to $6.5 million, or $6.17 to $6.99 per share for FNB.


     Contribution Analysis. Robinson-Humphrey analyzed the relative contribution of each company to various pro forma combined company measures. Based upon the exchange ratio, FNB shareholders will own approximately .73% of the combined company. FNB shareholders will have an increase of approximately 3% in both the book and tangible book value per share, a 217% increase in return on assets, and a 171% increase in return on equity.

Compensation of Robinson-Humphrey

     Pursuant to an engagement letter between FNB and Robinson-Humphrey, FNB has paid Robinson-Humphrey a Fairness Opinion Fee of $65,000 and agreed to reimburse Robinson-Humphrey for all reasonable out-of-pocket expenses up to a maximum of $6,000 incurred during the period of its engagement. FNB has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Robinson-Humphrey.

     As a part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. FNB's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the southern region of the U.S., and its knowledge of financial institutions and FNB in particular.

Procedures For Exchanging FNB Common Stock For First Virginia Common Stock

     Following the Effective Date of the Merger, each share of FNB Common Stock (other than shares to be exchanged for cash and treasury shares) will be converted into .20 shares of First Virginia Common Stock, proportionately adjusted for any stock split, stock dividends or other similar capital adjustments between the date of the Agreement and the Effective Date of the Merger by First Virginia. No fractional shares of First Virginia Common Stock shall be issued to FNB shareholders. In lieu thereof, each FNB shareholder shall receive, upon surrender of his FNB Common Stock, an amount in cash equal to the amount of any fractional share he has multiplied by the closing price of First Virginia Common Stock on the last trading date prior to the Effective Date of the Mergers as reported for New York Stock Exchange
- - Composite Transactions.

     Following the Effective Date of the Merger, former shareholders of FNB will be mailed a Letter of Transmittal by the Exchange Agent which will set forth the procedures that should be followed for exchange of FNB Common Stock for First Virginia Common Stock and cash. Directors and executive officers will have certain restrictions imposed by Rule 145 under the Securities Act of 1933 on the transfer of shares of First Virginia Common Stock received by them in the merger.


Cash Option

     Holders of FNB Common Stock will be given the option of exchanging their shares for $7.50 in cash (less all applicable withholding taxes), provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares, shall not exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger. The cash election must be made at the time the FNB shareholders vote on the Merger and when such vote has been taken, cash elections shall be irrevocable. If the aggregate of (i) shares as respects which a cash election is made and (ii) Dissenting Shares exceeds 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay cash for shares submitted for cash exchange by each holder of 100 or fewer FNB shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for First Virginia Common Stock at the exchange ratio noted above. If the aggregate of (i) shares as respects which a cash election is made and
(ii) Dissenting Shares is less than 10.1% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay to FNB shareholders, in lieu of shares of First Virginia Common Stock, a pro rata cash payment, equal in amount difference between
(i) the amount of cash paid to FNB shareholders electing cash and (ii) the amount of cash that would have been paid if holders of 10.1% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger had elected cash at $7.50 per share in exchange for that number of shares of FNB Common Stock.


     IF A FNB SHAREHOLDER ELECTS TO SURRENDER SHARES FOR CASH, HE MUST FILE THE CASH OPTION FORM ACCOMPANYING THIS PROXY STATEMENT/PROSPECTUS PRIOR TO OR AT THE FNB ANNUAL MEETING. ANY FNB SHAREHOLDER WHO DOES NOT COMPLETE AND RETURN A CASH OPTION FORM PRIOR TO OR AT THE FNB ANNUAL MEETING CAN ONLY RECEIVE FIRST VIRGINIA COMMON STOCK IN THE MERGER, PROVIDED THAT THE AGGREGATE NUMBER OF SHARES ELECTING THE CASH OPTION TOGETHER WITH DISSENTING SHARES IS NOT LESS THAN 10.1% OF OUTSTANDING SHARES. ONCE THE VOTE ON THE MERGER HAS TAKEN PLACE AT THE ANNUAL MEETING, THE CASH ELECTION IS IRREVOCABLE. THE CASH OPTION FORM MUST BE ACCOMPANIED BY THE STOCK CERTIFICATES TO BE EXCHANGED FOR CASH. FNB WILL HOLD THE CERTIFICATES IN SAFEKEEPING PENDING THE EFFECTIVE DATE OF THE MERGER, AT WHICH TIME THEY WILL BE EXCHANGED FOR CASH, OR IN THE EVENT OF PRORATION, CASH AND FIRST VIRGINIA COMMON STOCK. IF THE MERGER IS NOT CONSUMMATED, FNB WILL RETURN THE CERTIFICATES.

Conditions to Consummation of the Merger

     Unless waived in writing by First Virginia in its sole discretion, all obligations of First Virginia to consummate the Merger are subject to the fulfillment prior to or at the Effective Date of the following conditions:
(i) the representations and warranties of FNB and certain of the Directors of FNB ("the Representing Directors") shall be true as of the Effective Date and FNB and the Bank shall have performed all of the obligations and complied with all of the covenants required by the Agreement to be performed or complied by it on or prior to the Effective Date and First Virginia shall have received from FNB officers' certificates in such detail as First Virginia may reasonably request dated the day of the Effective Date and signed by the president, cashier or secretary to the foregoing effect; (ii) there shall not have been any material adverse changes in the financial position, results of operations, assets, liabilities or business of FNB or the Bank from June 30, 1993 to the Effective Date; (iii) First Virginia's audit of FNB and the Bank conducted pursuant to Section 4.5 of the Agreement shall reflect shareholders' equity of FNB of not less than $7.392 million which was FNB's shareholders' equity as of June 30, 1993; (iv) First Virginia shall have received a written opinion, dated as of the Effective Date, from McCampbell & Young, counsel to FNB, in form satisfactory to First Virginia, which shall cover matters customary in transactions of this nature; (v) all of the events set forth in Section 2 of the Agreement shall have occurred, including all regulatory, stockholder and board approvals;
(vi) no action or proceeding against First Virginia, FNB or the Bank or the consummation of the transactions contemplated by the Agreement shall have been instituted or threatened or any investigations undertaken that might eventuate in any such action or proceeding; and (vii) all requisite consents, undertakings, agreements, exercises and terminations of any third parties which FNB and the Bank covenant to use their best efforts to obtain shall have been obtained or waived by First Virginia.

     Unless waived in writing by either FNB or the Bank in the sole discretion, all obligations of FNB and the Bank shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:
(i) the representations and warranties of First Virginia contained in the Agreement will be true as of the Effective Date, shall be deemed made again and as of the Effective Date and shall be true as if so made again and First Virginia shall have performed all obligations and complied with all covenants required by the Agreement to be performed or complied with it on or prior to the Effective Date and FNB shall have received from First Virginia an officer's certificate in such detail as FNB may reasonably request dated the Effective Date and signed by its president, cashier or secretary to the foregoing effect; (ii) all of the events set forth in
Section 2 of the Agreement shall have occurred, including all regulatory, stockholder and board approvals; (iii) no action or proceeding against FNB or the Bank or First Virginia or the consummation of the transactions contemplated by the Agreement shall have been instituted or threatened or any investigations undertaken that might eventuate in any such action or proceeding; (iv) there shall not have been any significant adverse change in the financial position, results of operations, assets, liabilities or business of First Virginia from June 30, 1993 to the Effective Date, provided, however, that a merger or acquisition or the announcement of a merger or acquisition involving First Virginia or a subsidiary of First Virginia and requiring the issuance of First Virginia Common or Preferred Stock or cash will not be considered for purposes of this condition as an "adverse change" in the financial position, results of operations, assets, liabilities or business of First Virginia; and (v) FNB shall have received a written opinion, dated as of the Effective Date, of inhouse counsel to First Virginia, in form satisfactory to FNB, which shall cover matters customary in transactions of this nature.

     Applications have been filed with the Federal Reserve Board and the Tennessee Commissioner of Financial Institutions and the Virginia State Corporation for approval of the Merger. As of the date of this Prospectus\Proxy Statement, no approvals have been obtained.


Accounting Treatment

     The Merger is to be accounted for as a purchase in accordance with generally accepted accounting principles as outlined in Accounting Principles Board Opinion No. 16.


Termination and Amendment

     The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

     (a) By mutual consent of the Board of Directors of First Virginia and the Board of Directors of FNB; or

     (b) By the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the Agreement) in the event of a breach by the other Party of any representation or warranty contained in the Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (c) By the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either FNB or First Virginia if the Federal Reserve Board or the Tennessee Commissioner of Financial
Institutions deny approval of the Merger and the time period for all appeals or requests for reconsideration has run or if the Comptroller of the Currency, the Tennessee Commissioner of Financial Institutions or the Federal Reserve Board deny the conversion of the Bank into a state chartered, Federal Reserve member bank; or

     (e) By the Board of Directors of either FNB or First Virginia in the event the Merger should not become effective within nine months of the Agreement, in each case only if the failure to consummate the Merger is not caused by any breach of the Agreement by the Party electing to terminate; or

     (f) By the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled within nine months of the Agreement; or

     (g) By the Board of Directors of First Virginia, at any time prior to the 60th day after execution of the Agreement in the event that First Virginia determines, after its audit of FNB and the Bank referred to in section 4.5 of the Agreement, that the financial conditions of FNB or the Bank do not meet the standards described in section 6.3 of the Agreement or that a fact or circumstance exists with respect to the Merger which materially and adversely impacts one or more of the economic benefits to First Virginia of the Merger; or

     (h) By the Board of Directors of First Virginia if more than 25% of the holders of FNB stock file for appraisal rights under Tennessee law or if more than 20% of the holders of FNB stock vote against the Merger; or

     (i) By the Board of Directors of FNB if the price of First Virginia Common Stock declines to $33 per share or less for any period of ten consecutive working days prior to the Effective Date.

     The Agreement and the Plan may be amended at any time prior to the Effective Date; provided that any such amendment is in writing and is approved by the Board of Directors of each of the Parties, and provided, further, that subsequent to the meeting in which the Agreement is approved by shareholders of FNB, no amendment may be made to the exchange rate which decreases the consideration to FNB shareholders without approval of FNB's shareholders.


Effective Date of Merger

     The Effective Date of the Merger shall be the date specified in the Articles of Merger filed with both the Tennessee Secretary of State pursuant to the Tennessee General Corporation Act and the Articles of Merger filed with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act.


Operations After The Merger

     After consummation of the Merger, the First National Bank of Knoxville will continue to conduct a banking business as a wholly owned First Virginia member bank under the name "First Knoxville Bank". First Knoxville Bank will be a Federal Reserve member bank chartered under the laws of the State of Tennessee.


Effect on FNB Employee Benefit Plans

     Following the Merger, employees of FNB and the Bank will be eligible to participate in all of First Virginia's employee benefit programs provided they meet the eligibility requirements of those plans. Service with FNB and the Bank shall be considered service with First Virginia for purposes of determining eligibility under all these programs. With respect to First Virginia's Pension Trust Plan ("Pension Plan"), FNB and Bank employees will be credited with years of employment with FNB and Bank prior to the Effective Date of the Merger for purposes of determining eligibility and vesting under the Pension Plan, but not for purposes of determining accrued benefits. With respect to First Virginia's Employees Thrift Plan ("Thrift Plan"), for purposes of determining eligibility under the Thrift Plan, FNB and Bank employees will be credited with years of employment with FNB and the Bank prior to the Effective Date of the Merger. With respect to First Virginia's Nonqualified Profit Sharing Plan, all FNB and Bank employees as of the Effective Date of the Merger who are eligible shall be able to immediately participate in that Plan and benefits for plan year 1994 shall be prorated based on the period of time during the year that they are covered by that Plan. Any sick or vacation leave that has been accrued by a FNB or Bank employee as of the Effective Date shall not be disturbed and the number of days of paid vacation which an employee at FNB or the Bank has accrued as of the Effective Date shall not be adversely affected by the Merger.

     With respect to the Bank's 401(k) Profit Sharing Plan ("Bank's Plan"), at First Virginia's discretion, it shall either be terminated, in which case those participants in the Bank's Plan will be eligible to receive a distribution of their vested interest in the Bank's Plan or, if it is legally or operationally practical to do so and provided there is no adverse income tax effect to any Bank Plan participant, it will be merged into the Thrift Plan (which is also a qualified 401(k) plan) in which case assets would be transferred to the Thrift Plan and Bank's Plan's participants would be credited in Thrift Plan with their vested interests (i.e. a 100% interest) under the Bank's Plan.

     With respect to those officers of FNB who have options to acquire FNB Common Stock, those options shall not be converted into options to acquire First Virginia Common Stock. On the Effective Date, all such options to purchase FNB Common Stock, whether exercisable or non-exercisable, shall be cancelled in exchange for a cash payment (less all applicable withholding taxes) equal to (a) the number of FNB shares subject to option times (b) the difference between (i) .20 times the average of the closing prices of First Virginia Common Stock for each of the 10 trading days prior to the Closing Date provided, however, that if that average price is below $37.50 per share, then the average shall be deemed to be $37.50 for purposes of this calculation and (ii) $5.00 which is the exercise price. Each FNB option holder will have the choice of either (a) exercising his option prior to the Effective Date or (b) waiting until the Effective Date, at which time the option will automatically convert into the nontransferable right to receive cash from First Virginia in the amount described above. See "FNB-Management-Executive Compensation".


Interests of Certain Persons in the Transaction

     First Virginia has entered into an Addendum to the Restated Employment Agreement of Williams E. Arant, Jr., President and Chief Executive Officer of FNB which provides that First Virginia will honor the terms of the Restated Employment Agreement for the rest of its term. The Addendum also provides that if Williams E. Arant, Jr. terminates his employment (other than because of death or permanent disability) with FNB prior to the Effective Date of the Merger or terminates his employment (other than because of death or permanent disability) with First Knoxville Bank at any time during the three month period following the Effective Date of the Merger, then any cash payment payable to him from the cancellation of his stock options, as described in the immediately preceding paragraph, would be forfeited.
     Harold Pierce, who was one of the original organizers of FNB, will receive a fee from First Virginia of $100,000 (provided the Merger is consummated) in connection with his services during the negotiations between FNB and First Virginia.


Regulatory Review and Approvals

     The Merger is subject to approval by the Federal Reserve Board (the "Federal Reserve") under the Bank Merger Act and under Section 3(a) of the Bank Holding Company Act (the "BHCA"). Under the BHCA, the Federal Reserve must withhold approval of the acquisition if it finds that the acquisition would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve may not approve the acquisition if it finds that the effect of the acquisition may be substantially to lessen competition or tend to create a monopoly, or if the acquisition would in any other manner be in restraint of trade unless it finds that the anticompetitive effects of the acquisition are clearly outweighed in the public interests by the probable effect of the transactions in meeting the convenienceand needs of the communities to be served. In ruling upon the application, the Federal Reserve must also take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

     First Virginia has filed an application with the Federal Reserve Bank of Richmond for approval under the BHCA. In addition, it has also filed an application on behalf of the Bank with the Federal Reserve Bank of Atlanta to become a member of the Federal Reserve.

     The Merger is also subject to the requirements of the Tennessee Regional Reciprocal Banking Act, Chapter 12 of Title 45 of the Tennessee Code, Annotated. The Tennessee Commissioner of Financial Institutions may disapprove the Merger if it finds the effect of the Merger would be substantially to lessen competition in Tennessee and is not clearly outweighed by other factors that advance the public interest of the State of Tennessee. First Virginia and FNB have filed an application with the Tennessee Department of Financial Institutions for approval of the Merger under the Tennessee Regional Reciprocal Banking Act. The Bank has also filed an application with the Tennessee Department of Financial Institutions to convert to a state-chartered bank from a national bank.


First Virginia Common Stock

     First Virginia is authorized to issue 60,000,000 shares of common stock of a par value of $1 per share and 3,000,000 shares of preferred stock of a par value of $10 per share. As of December 31, 1993, there were approximately 32,444,000 shares of common stock and 80,000 shares of convertible preferred stock outstanding.

     Holders of the common stock are entitled to one vote per share on all matters presented to the shareholders. There is no provision for cumulative voting. Subject to the preferential rights of the holders of the preferred stock of First Virginia, each stockholder is entitled to receive a pro rata share of such dividends as may be declared by the Board of Directors out of the funds available therefor, and to share ratably in the net assets in event of liquidations. All of the shares which are issued and outstanding are fully paid and nonassessable. No holder of any share of common stock has any preemptive right to purchase any security which First Virginia may hereafter issue and the common stock is not subject to any conversion rights, redemption provisions, or sinking fund provisions. First Virginia is prohibited from redeeming any of its common stock if any preferred stock dividends are in arrears.


Certain Provisions of First Virginia's Articles of Incorporation and First Virginia's Shareholder Rights Plan

     First Virginia's Articles of Incorporation contain certain provisions which sometimes have been characterized, and under certain circumstances could operate as anti-takeover provisions. These measures include staggered terms for directors and 80% vote requirements for shareholder approval of certain actions as described below. These provisions may have the effect of strengthening the position of incumbent management by making it more difficult to change the composition of the Board of Directors. In addition, with respect to a merger or other business combination, the 80% shareholder approval requirement may make it more difficult for shareholders who might wish to participate in a tender offer to do so.

     First Virginia's Articles of Incorporation (i) classify the Board into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year; (ii) increase to 80% the shareholder vote required to vote certain mergers, sale of assets, liquidations and other significant transactions involving First Virginia and any beneficial holder of five percent or more of First Virginia's voting stock unless the transaction is either (a) approved by at least a majority of the Continuing Directors (as that term is defined in the Articles), or (b) certain minimum price and procedural requirements are met;
(iii) increase to 80% the shareholder vote required to remove directors, and
(iv) prevent the circumvention of the foregoing provisions by increasing to 80% the shareholder vote required to repeal or amend the foregoing provisions of the Articles.

     First Virginia's Bylaws include a provision which requires that, in order to adopt, amend or repeal the Bylaws, an affirmativevote of a majority of First Virginia's Board of Directors or an affirmative vote of the shareholders holding 80% of the voting power of First Virginia Common Stock would be necessary. Under Virginia law, unless other provision is made in the Articles of Incorporation or Bylaws, a majority of the directors or a majority of the shareholders present entitled to vote may adopt, amend or repeal the Bylaws. First Virginia's Bylaws also provide that special meetings of shareholders may be called at the written request of the holders of 80% of the voting stock of First Virginia, or a majority of the Continuing Directors.

     On July 27, 1988 the Board of Directors of First Virginia adopted a Shareholder Rights Plan and declared a distribution of one right for each outstanding share of First Virginia Common Stock. The Shareholder Rights Plan is designed to protect shareholders against unsolicited attempts to acquire control of First Virginia whether through accumulation of shares in the open market or tender offers that do not offer what the Board believes to be an adequate price to all shareholders.

     The Shareholder Rights Plan provides for the distribution of one Stock Purchase Right as a dividend for each outstanding share of First Virginia Common Stock. Initially, the Rights are represented by and trade with the common stock certificates and the Rights are not exercisable. Each Right, when triggered, will entitle shareholders to buy $180 worth of stock for $90. Purchased stock may be in the form of preferred stock or, at the election of First Virginia's Board of Directors, common stock or a combination of preferred and common stock. The Rights may be exercised only if a person or group acquires 20% or more of First Virginia's Common Stock or announces a tender offer that would result in the ownership of 20% or more of First Virginia Common Stock. At such time, the Rights will begin to trade independently from the Common Stock. At no time do the Rights have any voting power.

     Under certain circumstances involving the acquisition of 20% of First Virginia's Common Stock, all Right holders except the acquiror may purchase, at the exercise price, stock of First Virginia at a discounted price. If First Virginia merges with an acquiror that has acquired 20% of First Virginia's stock without Board approval, all Rights holders except the acquiror may purchase the acquiror's shares at a similar discount.

     The Rights will expire on August 8, 1998. First Virginia Common Stock certificates issued after August 8, 1988 (as well as those issued as a result of the Merger) contain or will contain a legend evidencing the existence of the Rights applicable to those shares.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire First Virginia (other than pursuant to a "permitted offer" or with First Virginia's prior approval) without conditioning the offer on the Rights being deemed or substantially all the Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by First Virginia (other than with an Acquiring Person as that term is defined under the Plan) because the Rights are redeemable under those circumstances.


Certain Differences in Rights of Shareholders

     If the Merger is consummated, the shareholders of FNB, a Tennessee corporation registered as a bank holding company under the BHCA will become shareholders of First Virginia, a Virginia corporation registered as a bank holding company under the BHCA. The following is a summary of some of the significant provisions pertaining to shareholders' rights under the laws of Tennessee and Virginia, and the Articles of Incorporation of First Virginia and the charter of FNB. This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the documents referred to herein and by the corporation and banking laws of Tennessee and Virginia to which the FNB shareholders are referred to. It should be noted that effective January 1, 1988, Tennessee corporations are governed by a new corporate statute, the Tennessee Business Corporation Act (the "TBCA"). The effect of the TBCA is discussed below.

Right of Inspection

     Under Tennessee law a shareholder of FNB has the right, upon five (5) days written notice of demand, to inspect and copy certain records of FNB including its charter, bylaws, minutes of shareholders' meetings, records of all actions taken by shareholders within the past three years, resolutions of the Board of Directors relating to the creation of the rights, preferences and limitations of any class or series of outstanding stock and all written communications to and certain financial statements meeting certain requirements prepared for shareholders within the past three years and a list of shareholders containing an alphabetical listing of the name and address of each shareholder and the number and class of shares held by said shareholders. Upon five (5) days' written notice of demand, a shareholder of FNB also has the right to inspect and copy excerpts from the meetings of FNB's Board of Directors, FNB's accounting records and the record of shareholders. A demand by a shareholder to inspect corporate records must be made in good faith and for a proper purpose, a shareholder must describe with reasonable particularity his purpose and the records to be inspected, and the records must be directly related to that purpose.

     The Virginia corporate statutes permit any First Virginia shareholder, upon written request submitted at least five (5) days in advance to inspect certain lists of materials including articles of incorporation, bylaws and certain minutes and permit First Virginia shareholders who have held their shares for six months or more or who own five percent (5%) or more of the outstanding stock of First Virginia to inspect records of account, minutes, and records of actions taken by shareholders upon written demand submitted at least five (5) days in advance stating the purpose of such inspection and meeting certain other statutory requirements.

Amendment of Charter; Merger, Consolidation or Sale of Substantially All of the Assets; Dissolution

     Under Tennessee law, most amendments to FNB's charter and sale of all or substantially all of its assets (other than in the usual or regular course of business), or dissolution may be proposed by the Board of Directors for the submission to a vote of the shareholders. Approval by holders of a majority of all votes entitled to be cast shall be required for such actions to take effect, unless the charter of FNB or a specific statute provides for a greater vote or a voting group. In some circumstances, the directors may require a greater vote. FNB's charter does not require a greater vote to amend the charter. Certain charter amendments do not require shareholder approval. If shareholder approval is required and voting groups are involved, a majority of the group with respect to which the amendment would create dissenters' rights and certain general voting and quorum requirements for other voting groups are required. In the case of a plan or merger or share exchange, shareholder approval by both corporations is usually, but not always required. Actions by the shareholders of the surviving corporation is not required if certain conditions are met. Authorization of a plan of merger or share exchange requires majority approval by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group. Separate voting by voting groups is required under certain circumstances. Tennessee law makes provisions for the rights of dissenters in cases of certain mergers, share exchanges or sales of all or substantially all of the assets of FNB (other than in the usual or regular course of business), certain dissolutions and in the case of certain charter amendments.

     Under Tennessee banking law, in order for the Bank (i) to amend its charter to change its authorized capital, to change the number and par value of its shares, to issue and sell capital notes or debentures, to acquire or abandon trust powers, (ii) to consummate a merger, or (iii) to liquidate, the corporation must apply to and obtain the approval of the Tennessee Commissioner of Financial Institutions. In addition, such actions must be approved by a two-thirds vote of the holders of shares entitled to vote on the issue. The Tennessee Commissioner of Financial Institutions can waive certain statutory requirements in specified emergency situations. Any amendment to the charter other than those mentioned above may be approved by a majority vote of the holders of the outstanding voting shares of the corporation. Preservation of the rights of the Bank's dissenters in merger consolidation and sales situations is provided by statute.

     Under Virginia law, an amendment to First Virginia's Articles of Incorporation, a merger, share exchange, sale of all or substantially all of its assets (other than in the regular course of business), or dissolution may be authorized by resolution of its Board of Directors setting forth the action and directing that it be presented to the shareholders of First Virginia. Approval by holders of more than two-thirds of the shares of First Virginia outstanding, or if there is a number of classes outstanding by holders of more than two-thirds of each class of First Virginia shares outstanding shall be required for such actions to take effect, unless the Articles of Incorporation of First Virginia provide for a greater or lesser vote which can in no event be less than a majority of all votes cast, either in total or by each class if different classes are present. First Virginia's Articles of Incorporation require an affirmative vote of the holders of at least 80% of the shares of each class of First Virginia Common Stock outstanding in certain situations described herein. Article XVIII of First Virginia's Articles of Incorporation provide that except as otherwise provided in the Articles, the Articles may be amended by the affirmative vote of a majority of all votes entitled to be cast by each voting group of First Virginia entitled to vote on the amendment at a meeting at which a quorum of each voting group exists. Virginia law makes provisions for the rights of dissenters in cases of merger, share exchange or sale of all or substantially all of the assets of First Virginia (other than in the regular course of business).


Provisions of First Virginia's Articles of Incorporation

     First Virginia's Articles of Incorporation contain provisions setting forth the name and purpose of the corporation, denying preemptive rights to shareholders, naming the initial registered office and agent and providing for indemnification of directors. Under First Virginia's Articles of Incorporation, First Virginia has the authority to issue 60 million shares of common stock, $1.00 par value and 3 million shares of preferred stock, $10.00 par value. The Articles state that preferred shares may be issued in series with the relative rights of each series being designated by the Board of Directors at the time of the issuance. The preferred stock votes equally with the common stock. Preferred stock is preferred over common stock as to dividends and as to the amount to be received on voluntary or involuntary liquidation. Common shares receive dividends and an allocation of assets in the event of liquidation following the satisfaction of all debts of the corporation, including the satisfaction of the rights of the preferred shareholders.


     First Virginia's Articles of Incorporation also contain certain provisions which have sometimes been characterized, and under certain circumstances could operate as antitakeover provisions. These measures include staggered terms for directors and 80% vote requirements for shareholder approval of certain actions as described below. These provisions may have the effect of strengthening the position of incumbent management by making it more difficult to change the composition of the Board of Directors. In addition, with respect to a merger or other business combination, the 80% shareholder approval requirement may make it more difficult for shareholders who might wish to participate in a tender offer to do so.

     First Virginia's Articles of Incorporation (i) classifies the Board into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year, (ii) increases to 80% the shareholder vote required to vote certain mergers, sale of assets, liquidations and other significant transactions involving First Virginia and any beneficial holder of five percent or more of First Virginia's voting stock unless the transaction is either (a) approved by at least a majority of the Continuing Directors (as that term is defined in the Articles), or (b) certain minimum price and procedural requirements are met;
(iii) increases to 80% the shareholder vote required to remove directors, and (iv) prevent the circumvention of the foregoing provisions by increasing to 80% the shareholder vote required to repeal or amend the foregoing provisions of the Articles.

     First Virginia's Bylaws include a provision which requires that, in order to adopt, amend or repeal the Bylaws, an affirmative vote of a majority of First Virginia's Board of Directors or an affirmative vote of the shareholders holding 80% of the voting power of First Virginia Common Stock would be necessary. Under Virginia law, unless other provision is made in the Articles of Incorporation or Bylaws, a majority of the directors or a majority of the shareholders present entitled to vote may adopt, amend or repeal the Bylaws. First Virginia's Bylaws also provide that special meetings of shareholders may be called at the written request of the holders of 80% of the voting stock of First Virginia, or a majority of the Continuing Directors.


Provisions of FNB Charter

     FNB's charter contains provisions setting forth the name, duration, address and purpose of the corporation. The charter authorizes the issuance of 5,000,000 shares of FNB Stock. This includes 4,000,000 common shares and 1,000,000 preferred shares. FNB's charter calls for the election of its directors to be done at the annual meeting of the shareholders and each director shall be elected for a term of one year or until his successor shall be elected and shall qualify.


Election of and Vacancies of the Board of Directors

     Both Tennessee and Virginia law provide for election of directors annually by shareholders, but permit staggered longer terms only if provided for in the articles of incorporation under Virginia law or in the charter under Tennessee law. First Virginia's Articles of Incorporation provide for three year terms for directors with approximately one-third of the total number of directors being elected each year. Also, cumulative voting for directors is not permitted under Tennessee law unless provided for in the charter. First Virginia's Articles of Incorporation do not permit cumulative voting for the election of directors. Tennessee permits the shareholders or the board to fill the vacancy unless the vacancy was filled by a director elected by a voting group. Also, if the board constitutes less than a quorum, a majority vote of the remaining board is required to fill a vacancy. First Virginia's Articles provide that newly created directorships resulting from an increase by not more than two in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum exists. Any director or the entire Board of Directors may be removed from office at any time, but only with the affirmative vote of the holders of at least four-fifths of the stock entitled to vote generally in the election of directors at a meeting called for that purpose. Under FNB's Bylaws, the shareholders elect the Board of Directors. Any vacancy, including a vacancy resulting from an increase in the number of directors, may be filled by a vote of a majority of the directors then in office and the director shall serve until the shareholders elect a successor. Vacancies occurring by reason of the removal of directors without cause shall be by an affirmative vote of a majority in voting power of the shareholders entitled to vote.


Sources of Dividends

     The Board of Directors of FNB may authorize the payment of dividends, provided that after giving effect to the payment of any such dividends (i) FNB will be able to pay its debts as they become due in the usual course of business and (ii) FNB's total assets will not be less than the sum of its total liabilities plus the amount necessary to satisfy upon dissolution the rights of shareholders whose preferential rights are superior to those receiving the distribution if the corporation were dissolved at the time of the distribution.

     Virginia law provides for the declaration of dividends by the Board of Directors of First Virginia. Dividends may not be paid if First Virginia, after making such distribution, would be unable to pay it debts as they become due in the usual course of business or would have total assets of less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. First Virginia's principal source of funds for dividend payments is dividends it receives from its member banks. However, under Federal law, the Federal Reserve restricts the total dividend payments of a member bank in any calendar year to the net profits of that year as defined combined with retained profits for the two preceding years.


Dissenters' Rights

     A detailed discussion of FNB's dissenters' rights with respect to the Merger is set forth under "Rights of Dissenting Shareholders". Similar rights are provided by statute in Virginia. Under Virginia law, holders of shares of stock listed on the New York Stock Exchange are not entitled to dissenters' rights if such shareholders will receive for their shares stock which is listed on a national securities exchange, unless the Articles of Incorporation provide for dissenters' rights or the transaction is an "affiliated transaction". An affiliated transaction is defined by Virginia statute and generally covers transactions between First Virginia and its subsidiaries. First Virginia's Common Stock is listed on the New York and Philadelphia Stock Exchanges and First Virginia's Articles of Incorporation do not require the granting of dissenters' rights to shareholders. In addition, First Virginia's shareholders will not be voting on the Merger. Therefore, under the circumstances listed above, shareholders of First Virginia will not be entitled to dissenters' rights. If dissenters' rights apply under Virginia law to a transaction involving First Virginia, notice of those rights must be provided with the notice to First Virginia shareholders of the meeting at which a vote is to be taken on the action. Such notice must be sent within ten days of the taking of such action if a vote is not required by statute. To be entitled to payment under the statute, a dissenter must notify First Virginia in writing prior to the meeting of his intent to demand payment and he must not vote in favor of the action. Within ten days following effectuation of such an action, a notice must be sent by First Virginia to the dissenter notifying him of his rights under the statute and the method of exercising such rights. The procedure for exercising such rights must include a deposit of the affected certificates of stock and a demand or payment which must not be made less than 30 days nor more than 60 days from the delivery of First Virginia's notice. Within 30 days of receiving a dissenter's demand, First Virginia must send him cash in the amount of its estimate of the fair value of the shares plus interest from the date when the action became effective. Also, First Virginia must explain how it arrived at its fair value, provide certain financial data and provide an additional notice of the dissenter's rights contained in the statute. If the dissenter disagrees with the estimate of value or the amount of interest, he must notify First Virginia in writing providing his own estimate or calculation. If First Virginia and the dissenter do not reach agreement, the statute provides for a judicial determination of value. In such a circumstance, the court has the power to award costs and attorney's fees to either party if the party is found to have acted in bad faith.


Indemnification

     Tennessee law requires under certain circumstances that a corporation indemnify its directors unless limited by charter. Similarly, a corporation must indemnify officers and may indemnify employees ("Indemnitees") in actions brought against them by reason of the fact that the Indemnitee was or is an officer, director or employee of the corporation provided such Indemnitee satisfies certain standards of conduct. Such indemnification of a director is not permitted in connection with a suit in which the director is judged liable to the corporation for a breach of duty of loyalty, acts or omissions made in bad faith or unlawful distributions. A court shall award indemnification on application of Indemnitee, even if denied by the corporation, if the Indemnitee is wholly successful in the defense of any proceeding to which he was a party because he was an officer, director or employee of the corporation or if it is determined that the Indemnitee is fairly and reasonably entitled to indemnification in view of all the circumstances. FNB's charter contains specific indemnification provisions establishing the rights of directors and officers to indemnification.

     Virginia law permits indemnification of First Virginia directors, officers or employees ("Indemnitees") who become parties to or are threatened to be made parties to any threatened, pending or completed action or proceeding against the Indemnitee by reason of the fact that he is or was a director, officer, employee or agent of First Virginia or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses, including attorney's fees, judgment, fines, taxes and penalties. The indemnitee involved must have acted in good faith and in a manner he reasonably believed to be in, or in certain circumstances not opposed to, the best interests of First Virginia, and in a criminal proceeding the Indemnitee must have no reasonable cause to believe that his conduct was unlawful. Virginia law contains restrictions on indemnification of Indemnitees of First Virginia in listed situations and requires indemnification in other listed situations. A court can order indemnification in certain specified circumstances. Indemnification, other than mandatory or court ordered, must be authorized in each specific case pursuant to Virginia law.

     First Virginia's Articles of Incorporation mandate indemnification of directors against liability and reasonable expenses incurred in proceedings against them relating to the manner in which they perform their duties unless they have been guilty of willful misconduct or a knowing violation of criminal law. The Articles of Incorporation provide that in any proceeding by a shareholder in the right of First Virginia or on behalf of shareholders of First Virginia, no damages may be assessed against the director arising out of a single transaction, occurrence or course of conduct. This elimination of liability is not applicable if the director engages in willful misconduct or in knowing violation of criminal law or any federal or state securities law.

Shareholders' Meetings

     Tennessee law permits special meetings of shareholders to be called by the corporation's Board of Directors, holders of not less than 10% of all the shares entitled to vote at the meeting (unless the charter states otherwise), or any other person authorized by the corporation's charter or bylaws. FNB's bylaws provide that a special meeting of FNB shareholders may be called by the chairman of the Board or by the directors or can be called by the president or the holders of at least ten percent (10%) of all votes entitled to be cast on the issue.

     Virginia law provides that special meetings shall be held on call of the chairman of the board, the president or the board of directors. Under First Virginia's bylaws, special meetings may be called by the president or secretary only at the written request of a majority of the directors, provided that, if as of the date of the request for such special meeting there is a Related Person (as defined in First Virginia's articles of incorporation) such a majority shall include a majority of the Continuing Directors. In addition, First Virginia's bylaws provide that a special meeting may be called by holders of not less than 80% of the voting stock of First Virginia.


Federal Income Tax Consequences

     The Merger is intended to be a reorganization pursuant to Sec. 368(a) of the Internal Revenue Code of 1986 as amended (the "Code") and in accordance with the Agreement, both First Virginia and FNB will receive an opinion to that effect from Christopher M. Cole, Vice President and Assistant General Counsel of First Virginia. The federal income tax consequences summarized below are based on the assumption that the Merger will qualify as a reorganization. Federal income tax consequences to the FNB shareholder will depend on whether the shareholder exchanges FNB stock for First Virginia Common Stock, cash or a combination of First Virginia Common Stock and cash. If a FNB shareholders exchanges FNB stock for cash, the federal income tax consequences will also depend on whether certain related shareholders receive First Virginia stock or cash.

Exchange of FNB Common Stock For First Virginia Common Stock

     No gain or loss will be recognized by a FNB shareholder who receives only First Virginia Common Stock in exchange for FNB Common Stock. Where cash is received by a shareholder of FNB in lieu of a fractional share of First Virginia Common Stock, such cash will be treated as received by the shareholder as a distribution in redemption of his fractional share interest; gain or loss will be recognized equal to the difference between the amount of cash received and the shareholders' tax basis in the fractional share interests, and such gain or loss will be capital gain or loss provided that the FNB Common Stock is held as a capital asset. The tax basis of First Virginia Common Stock by a shareholder who exchanges all of his FNB Common Stock for First Virginia Common Stock is equal to the tax basis of the FNB Common Stock exchanged therefore, and, provided the stock surrendered was a capital asset in the hands of the FNB shareholder, the holding periods of the First Virginia Common Stock received by the shareholder of FNB will include the holding periods for the shares of FNB Common Stock.

     A FNB shareholder who does not elect to exchange any shares of FNB Common Stock for cash may nevertheless receive cash for some shares of FNB Common Stock if necessary for at least 10.1% of the outstanding shares of FNB Common Stock to be exchanged for cash. See "The Merger - Cash Option." In that case, the following discussion under "Exchange of FNB Common Stock For Cash and First Virginia Common Stock" would be applicable.

Exchange of FNB Common Stock for Cash and First Virginia Common Stock

     A FNB shareholder who receives both First Virginia Common Stock and cash will realize a gain, but not in excess of the cash received, and the exchange of FNB Common Stock for First Virginia Common Stock will not be subject to federal income tax. If the Common Stock held by the FNB shareholder is a capital asset at the time of the Merger, the gain will be treated as a capital gain unless the receipt of the cash is treated as having the effect of a dividend. If the receipt of the cash is treated as having the effect of a dividend, only the portion of the recognized gain that is not in excess of a rateable share of the accumulated earnings and profits is taxable as a dividend.

     The cash received by an FNB shareholder will not be treated as a dividend if the requirements of Sec. 302 of the Code are satisfied, determined in conjunction with the application of Sec. 318(a) of the Code summarized herein (relating to constructive ownership of stock). Under a Supreme Court decision (Clark v. Commissioner of Internal Revenue, 489 U.S. 726 (1989)), to determine whether those requirements are satisfied, a shareholder should be treated as receiving shares of First Virginia Common Stock in the Merger (instead of the cash actually received) and then receiving cash from First Virginia in a hypothetical redemption of those shares. That hypothetical redemption will satisfy the requirements under Sec. 302 if it (i) is "not essentially equivalent to a dividend" within the meaning of Sec. 302(b)(1) of the Code or (ii) has the effect of a "substantially disproportionate" redemption of First Virginia Common Stock within the meaning of Sec. 302(b)(2) of the Code. Whether the cash received by a FNB shareholder in hypothetical redemption of shares of First Virginia Common Stock is essentially equivalent to a dividend depends on the individual facts and circumstances of each shareholder. However, to qualify for treatment as a gain rather than a dividend, the hypothetical redemption must result in a meaningful reduction of a FNB shareholder's proportionate interest in First Virginia.
The hypothetical redemption of shares of First Virginia Common Stock will be substantially disproportionate if the ratio of the shareholder's ownership of First Virginia Common Stock after the hypothetical redemption is less than 80% of the ratio of First Virginia Common Stock owned by the shareholder before the redemption.

     A shareholder's tax basis in First Virginia Common Stock received will be such shareholder's basis in FNB Common Stock, decreased by any cash received and increased by any gain recognized (including any gain treated as a dividend). The holding period for First Virginia Common Stock received by the shareholder of FNB will include the holding period for the shares of FNB Common Stock, provided the stock surrendered was a capital asset in the hands of the FNB shareholder. If cash is received by a shareholder of FNB in lieu of a fractional share of First Virginia Common Stock, the shareholder will recognize gain or loss as if the fractional share had been received and then redeemed for the cash.

Exchange of FNB Common Stock for Cash

     Any FNB shareholder who exchanges all of his shares of Common Stock for cash should consult his tax advisor to determine whether the exchange is to be taxed as a sale of stock or whether the cash received is to be taxed as a dividend. In addition, any shareholder who makes an election to receive cash for all his shares should be aware that he may, in fact, receive some First Virginia Common Stock under the proration provisions of the Agreement.

     The criteria for determining the tax treatment of exchanging all of a shareholders's shares of FNB Common Stock for cash are not certain. Based on the principles enunciated in Clark v. Commissioner, a FNB shareholder should be treated as having exchanged the FNB Common Stock for First Virginia Common Stock and then receiving cash in a hypothetical redemption of those shares (the constructive ownership rules of Sec. 318 of the Code applying). The cash received in the hypothetical redemption should result in the recognition of a gain or loss unless the redemption is treated as a dividend pursuant to Sec. 302(a) of the Code. See the discussion under "Exchange of FNB Common Stock For Cash and First Virginia Common Stock" for a summary of those requirements.

     Despite the Clark decision, however, the Internal Revenue Service has been taking the position in private letter rulings that the receipt of solely cash in a merger should be treated as a distribution in redemption of stock before the merger. Based on this Internal Revenue Service position, if a FNB shareholder receiving solely cash does not constructively own (within the meaning of Sec. 318 of the Code) shares of FNB Common Stock held by another shareholder who exchanges such shares for First Virginia Common Stock, the shareholder receiving solely cash generally will recognize gain or loss equal to the difference between the amount of cash received and his tax basis in his shares of FNB Common Stock. Such gain or loss will be capital gain or loss if the shares of FNB Common Stock are held as a capital asset at the time of the Merger. If the FNB shareholder does constructively own shares of FNB Common Stock exchanged for First Virginia Common Stock, the cash received in a hypothetical redemption of FNB Common Stock generally will be taxable as a dividend unless the redemption meets the requirements to be (i) not essentially equivalent to a dividend within the meaning of Sec. 302(b)(1) of the Code or (ii) a substantially disproportionate redemption of FNB Common Stock within the meaning of Sec. 302(b)(2) of the Code. Those requirements would be applied to the shareholder's actual and constructive ownership of FNB Common Stock, in contrast to the approach discussed above where they are applied to the shareholder's actual and constructive ownership of First Virginia Common Stock.

Section 318 of the Code

     Section 318 of the Code provides that stock owned by a taxpayer includes stock constructively owned. A shareholder is treated as owning (i) the stock owned by his or her spouse, children, grandchildren and parents,
(ii) stock applicable to an option to acquire stock, (iii) stock owned by an estate and certain trusts in which the shareholder is a beneficiary, (iv) stock owned by a partnership or S corporation of which the shareholder is a partner or a shareholder, and (v) stock owned by a corporation which is not an S corporation of which the shareholder owns at least 50% of the value of the stock. An individual who actually owns no First Virginia Common Stock but pursuant to Sec. 318 of the Code, constructively owns First Virginia Common Stock may avoid family attribution rules by filing a timely waiver agreement with the Internal Revenue Service under Sec. 302(c)(2) of the Code and the regulations thereunder.

Dissenting Shareholders

     The receipt of cash for shares of FNB Common Stock pursuant to the exercise of dissenters' rights will be a taxable transaction. Any shareholder considering the exercise of dissenters' rights should consult his tax advisor about the tax consequences of receiving cash for his shares.

     The preceding discussion summarizes for general information the material federal income tax consequences of the Merger to FNB shareholders. The tax consequences to any particular shareholder may depend on the shareholders' circumstances. FNB shareholders are urged to consult their own tax advisors with regard to federal, state and local tax consequences.


Rights of Dissenting Shareholders


FNB Shareholders.

     Under Tennessee law, shareholders of FNB will have the right to dissent from the Merger and receive the fair value in cash of their shares of FNB Common Stock if they fully comply with the provisions of Tennessee law relating to dissenters' rights, if the Plan of Merger is approved, and the Merger is consummated. The following summary of Tennessee law relating to dissenters' rights is qualified in its entirety by reference to the applicable provisions of Tennessee law including, but not limited to, Tennessee Code Annotated, Secs. 48-23-101 through 48-23-302, a copy of which is attached hereto as Exhibit B. Any FNB shareholder who wishes to dissent from the Merger is advised to seek separate, independent legal counsel.

IN ORDER TO BE ELIGIBLE TO ASSERT HIS RIGHT TO DISSENT, A FNB SHAREHOLDER MUST DELIVER TO FNB A WRITTEN NOTICE OF HIS INTENT TO DEMAND PAYMENT FOR HIS SHARES IF THE MERGER IS EFFECTIVE. SUCH STATEMENT MUST BE FILED WITH FNB PRIOR TO THE VOTE ON THE PROPOSED MERGER. A DISSENTING FNB SHAREHOLDER MUST NOT VOTE EITHER IN PERSON OR BY PROXY IN FAVOR OF THE AGREEMENT. IF THE FNB SHAREHOLDER VOTES IN FAVOR OF THE AGREEMENT OR FAILS TO DELIVER BEFORE THE VOTE IS TAKEN WRITTEN NOTICE OF HIS INTENT TO DEMAND PAYMENT FOR HIS SHARES, HE IS NOT ENTITLED TO RECEIVE PAYMENT FOR HIS SHARES AS A DISSENTING SHAREHOLDER. A DISSENTING SHAREHOLDER MAY NOT DISSENT AS TO LESS THAN ALL SHARES OF FNB COMMON STOCK WHICH HE OWNS BENEFICIALLY.

     If the Agreement and the Plan are approved at the Annual Meeting, then within ten days after the Annual Meeting, FNB must deliver a written notice (the "Dissenter's Notice") to all FNB shareholders who delivered written notice of their intent to demand payment for their shares and who did not vote in favor of the Agreement or the Plan. The Dissenter's Notice must, among other things, state (i) where the holders of FNB Common Stock must send the demand for payment (the "Payment Demand"), (ii) where and by what date certificates representing the share of FNB Common Stock owned by such dissenting shareholder must be deposited, and (iii) the date by which FNB must receive the Payment Demand.

     Each dissenting FNB shareholder who files a Payment Demand also must certify whether he acquired beneficial ownership of his shares of FNB Common Stock prior to the date of the first announcement to the news media or to FNB shareholders of the principal terms of the Merger, and deposit his certificates, all in accordance with the terms of the Dissenter's Notice. A shareholder who does not file a Payment Demand and deposit his certificates in accordance with the terms of the Dissenter's Notice is not entitled to receive payment for his shares pursuant to the exercise of Dissenter's Rights.

     FNB shareholders will receive no other notice of their right to dissent, other than the notification contained in this Prospectus/Proxy Statement. Those FNB shareholders who file a written notice of their intent to demand payment for their shares and who do not vote in favor of the Agreement will receive the Dissenter's Notice. Merely voting against the proposed Merger will not satisfy the three requirements that the FNB shareholder must meet: (i) object in writing to the Agreement prior to the vote by shareholders on approval of the Agreement; (ii) file a Payment Demand by the date set forth in the Dissenter's Notice; and (iii) deposit his share certificates as required by the Dissenter's Notice. Failure of a FNB shareholder to undertake the required action by the date set forth in the Dissenter's Notice results in a forfeiture of the dissenter's rights of such FNB shareholder.

     Upon the later of the Effective Date or the date FNB receives a Payment Demand, First Virginia will pay each shareholder who has perfected his right to dissent, the amount First Virginia estimates to be the fair value of such dissenting shareholder's FNB Common Stock, plus accrued interest. The payment shall be accompanied by (i) FNB's financial statements for the fiscal year ending December 31, 1993, and the latest available interim financial statements, if any, (ii) a statement of First Virginia's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, and (iv) a statement of the statutory procedures to demand payment if the shareholder is dissatisfied with the payment based on First Virginia's estimate of the fair value of the shares. If any dissenting FNB shareholder believes that the amount paid to him is less than the fair value of his shares of FNB Common Stock or that the interest has been calculated incorrectly, he may notify First Virginia of his estimate of fair value of his shares of FNB Common Stock and interest due, and may demand payment of such amount ("Further Demand"). Such Further Demand must be delivered to First Virginia within one month after payment by First Virginia of the fair value of shares of FNB Common Stock to such dissenting FNB shareholder. If First Virginia and such dissenting shareholder have not agreed upon the fair value of the shares of FNB Common Stock within two months after First Virginia receives the Further Demand from such dissenting shareholder then First Virginia shall institute a suit in the Chancery Court of Knox County, Tennessee whereupon the court will determine the fair value of the shares of FNB Common Stock. If First Virginia fails to bring such a suit within the prescribed two-month period, First Virginia shall pay to each dissenting shareholder whose demand remains unsettled the amount demanded by such shareholder. The cost of any such proceeding will be assessed against First Virginia unless the court finds that the action of a dissenting shareholder who is a party to the suit to be arbitrary, vexatious or not in good faith; provided, however, that attorney's fees may be assessed against First Virginia in the event that First Virginia did not substantially comply with the applicable provisions of Tennessee law, or if the court finds the actions of First Virginia to be arbitrary, vexatious or not in good faith. The "fair value" of shares shall be determined immediately prior to the Annual Meeting excluding any appreciation or depreciation in anticipation of the corporate action. Holders of shares of FNB Common Stock should recognize that any "fair value" established pursuant to the provisions of the Tennessee Code Annotated may be more than or less than the market price or the book value of such shares of FNB Common Stock.

     Any communications necessary under the foregoing by the holders of shares of FNB Common Stock may be mailed or hand delivered, if to FNB, Post Office Box 200, Knoxville, Tennessee 37901 to the attention of Williams E. Arant, Jr., its President and CEO, and if to First Virginia, 6400 Arlington Boulevard, Falls Church, VA 22042-2336 to the attention of Christopher M. Cole, Vice President and Assistant General Counsel.

THE SUMMARY SET FORTH ABOVE DOES NOT PROPOSE TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE TENNESSEE BUSINESS CORPORATION ACT RELATING TO THE RIGHTS OF DISSENTING HOLDERS OF FNB COMMON STOCK AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE TENNESSEE BUSINESS CORPORATION ACT WHICH ARE INCLUDED AS EXHIBIT B TO THIS PROSPECTUS/PROXY STATEMENT. ANY HOLDER OF SHARES OF FNB COMMON STOCK INTENDING TO EXERCISE DISSENTER'S RIGHTS IS URGED TO REVIEW EXHIBIT B CAREFULLY SO AS TO BE IN STRICT COMPLIANCE WITH THE PROVISIONS OF THE TENNESSEE BUSINESS CORPORATION ACT.


Supervision and Regulation

     Bank holding companies and banks are regulated extensively under both federal and state law. The following discussion highlights certain laws and regulations affecting First Virginia and its subsidiary banks and should be read in conjunction with the more detailed information incorporated by reference herein. See "Documents Incorporated by Reference." Supervision, regulation and examination of banks by the bank regulatory agencies are intended primarily for the protection of depositors rather then holders of securities.

     General. First Virginia is subject to the supervision, examination and reporting requirements contained in Bank Holding Company Act ("BHCA") and regulations of the Federal Reserve Board. As state banks that are members of the Federal Reserve System, the subsidiary banks of First Virginia are also subject to the supervision, examination and reporting requirements of the Federal Reserve, and of the state banking regulatory agencies in the states in which the banks are chartered. First Virginia's subsidiary banks' customer deposits are insured by the FDIC in accordance with applicable law.

     The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Virginia has adopted reciprocal interstate banking legislation permitting Virginia-based bank holding companies to acquire banks and bank holding companies in other states and allowing bank holding companies located in Virginia, the District of Columbia, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia to acquire Virginia banks and bank holding companies.

     A bank holding company is generally prohibited under the BHCA from acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. An exception to those prohibitions permits a bank holding company to engage in, or to acquire an interest in a company which engages in, activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     First Virginia is a legal entity separate and distinct from its subsidiary banks and its other subsidiaries. Various legal limitations restrict the subsidiary banks from lending or otherwise supplying funds to First Virginia or its nonbank subsidiaries, generally limiting such transactions with any affiliate to 10% of the bank's capital and surplus and limiting all such transactions to 20% of the bank's capital and surplus. Such transactions, including extensions of credit, sales of securities or assets and provision of services, also must be on terms and conditions consistent with safe and sound banking practices, including credit standards, that are substantially the same or at least as favorable to the bank as prevailing at the time for transactions with unaffiliated companies.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength to each of its bank subsidiaries and to take measures, including possible loans to its subsidiaries in the form of capital notes or other instruments, to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. However, any loans from the holding company to a subsidiary depository institution likely would be unsecured and subordinated to such institution's depositors and certain other creditors. In addition, where a bank holding company has more than one subsidiary depository institution, the bank holding company's other subsidiary depository institutions are responsible under a cross-guarantee for any losses to the FDIC as a result of the failure of a subsidiary depository institution.

     Federal and state banking laws and regulations govern all areas of the operations of First Virginia's subsidiary banks, including reserves, loans, mortgages, capital, issuances of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments may be deemed to constitute an unsafe and unsound practice. As the primary federal regulator of the subsidiary banks, the Federal Reserve has authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the banks from engaging in unsafe or unsound practices.

     Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates as described above, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

     Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which require the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community served by the bank, including low-and-moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to, among other things, establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with or acquire the assets or assume the liabilities of, a federally regulated financial institution.

     Capital Adequacy. First Virginia and its subsidiary banks are required to comply with the capital adequacy standards established by the Federal Reserve. Currently, there are two basic measures of capital adequacy: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for an institution to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposures and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum standard for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8%. At least 50% of that capital level must consist of common equity, retained earnings and noncumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, qualifying subordinated debt and a limited amount of loan loss reserves. The sum of Tier I capital and Tier II capital is "total risk-based capital." The Federal Reserve and the FDIC have recently proposed to add an interest rate risk component to their existing risk-based capital requirements. At December 31, 1993, First Virginia had Tier I and total risk-based capital ratios of 16.84% and 18.09%, respectively.

     On August 28, 1992, the Federal Reserve issued an interpretation of its risk-based capital guidelines to clarify the criteria for qualifying the subordinated debt of a bank holding company as Tier II capital. The interpretation, among other things, requires that subordinated debt which qualifies as Tier II capital of a bank holding company must be unsecured and subordinated in right of payment to the claims of all of the bank holding company's general creditors, and not, as previously permitted, to the claims of holders of senior indebtedness alone. In addition, qualifying subordinated debt must state clearly on its face that it is not a deposit and is not insured by a federal agency; must have a minimum average maturity of not less than five years; must contain no provisions permitting debtholders to accelerate payment of principal prior to maturity except in the event of bankruptcy of the bank holding company; must contain no covenants, terms or restrictions that are inconsistent with safe and sound banking practices (i.e., in general, provisions that could adversely affect liquidity or unduly restrict management's flexibility to run the organization, or that could limit a regulator's ability to resolve problem bank situations); must include no credit sensitive features that tie payment on the subordinated debt to the financial condition of the bank holding company; and must not exceed 50% of the amount of the bank holding company's Tier I capital (this includible amount must be discounted on a straight line basis beginning five years from maturity). Qualifying subordinated debt may be redeemed prior to stated maturity only after consultation with the Federal Reserve.

     The Federal Reserve and the FDIC also have adopted regulations which supplement the risk-based guidelines to include aminimum leverage ratio of 3% Tier I capital to total assets less goodwill (the "leverage ratio"). The Federal Reserve and FDIC emphasized that the 3% leverage ratio constitutes a minimum requirement for well-run banking organizations having diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and a composite regulatory rating of 1 under the regulatory rating system for banks. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not satisfy the criteria described above, will be required to maintain a minimum leverage ratio ranging generally from 4% to 5%. At December 31, 1993, First Virginia had a leverage ratio of 9.68%.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to the banking industry beyond current levels. However, the First Virginia is unable to predict whether or when higher capital requirements would be imposed.

     Dividends. Dividends from its subsidiary banks constitute the major source of funds for First Virginia. The amount of dividends payable by the banks to First Virginia depends upon the banks' earnings and capital position, and is limited by federal and state law, regulations and policies. As state member banks, the subsidiary banks are subject to the respective laws and regulations of the States of Virginia, Maryland and Tennessee and to the regulations of the Federal Reserve. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments may be deemed to constitute an unsafe and unsound practice. At December 31, 1993, the banks had approximately $95.9 million of undivided profits legally available for the payment of dividends.

     Recent Legislation and Regulatory Developments. With the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), Congress enacted comprehensive legislation affecting the commercial banking and thrift industries. FIRREA, among other things, abolished the Federal Savings and Loan Insurance Corporation and established two new insurance funds under the jurisdiction of the FDIC: the Bank Insurance Fund ("BIF"), which insures most commercial banks, including First Virginia's subsidiary banks, and the Savings Association Insurance Fund, which insures most thrift institutions. In addition to effecting far-reaching restructuring of the thrift industry, FIRREA provided for a phased-in increase in the rate of annual insurance assessments paid by insured depository institutions. FDICIA provides increased funding for the BIF and expanded regulation of depository institutions and their affiliates,including parent holding companies. A significant portion of the additional BIF funding will be in the form of borrowings to be repaid by insurance premiums assessed on BIF members. These premium increases would be in addition to the increases in deposit premiums made during 1991.
FDICIA provides for an increase in the BIF's ratio of reserves to insured deposits to 1.25% within the next 15 years, also to be financed by insurance premiums. The result of these provisions could be a significant increase in the assessment rate on deposits of BIF members over the next 15 years. FDICIA provides authority for special assessments against insured deposits and for the development of a system of assessing deposit insurance premiums based upon the institution's risk.

     In September 1992, the FDIC adopted a new transitional risk-based premium schedule which increases the assessment rates for depository institutions. Under the new schedule, which took effect for the assessment period beginning January 1, 1993, premiums initially will range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups: well capitalized, adequately capitalized or undercapitalized, as defined in the regulations implementing the prompt corrective action provisions of FDICIA - and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will depend upon the risk assessment classification so assigned to the institution by the FDIC. All of First Virginia's Member Banks are well capitalized and thus should qualify for the lowest assessment rate.

     Among other things, FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the implementing regulations recently adopted by the Federal Reserve, the FDIC and the other federal depository institution regulatory agencies, a depository institution is: (i) well capitalized if it has total risk-based capital of 10% or more, Tier I capital of 6% or more and a leverage ratio of 5% or more; (ii) adequately capitalized if it has total risk-based capital of 8% or more, Tier I capital of 4% or more and a leverage ratio of 4% or more; (iii) undercapitalized if it has total risk-based capital of less than 8%, Tier I capital of less than 4% or a leverage ratio of less than 4%; (iv) significantly undercapitalized if it has total risk-based capital of less than 6%, Tier I capital of less than 3% or a leverage ratio of less than 3%; and (v) critically undercapitalized if it has tangible equity of less than 2%. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     If a depository institution fails to meet regulatory capital requirements, regulatory agencies can require submission and funding of a capital restoration plan by the institution, place limits on its activities, require the raising of additional capital and ultimately, require the appointment of a conservator or receiver for the institution. Under FDICIA, a bank holding company must guarantee that a subsidiary bank meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. If the controlling bank holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the FDIC's claim may be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

     Undercapitalized depository institutions may be subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions, is likely to succeed in restoring the depository institution's capital and is guaranteed by the parent holding company. If a depository institution fails to submit an acceptable plan, it will be treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized and requirements to reduce total assets and to cease receiving deposits from correspondent banks. Critically undercapitalized institutions are subject to appointment of a receiver or conservator. An institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market; in addition, "pass-through" insurance coverage may not be available for certain employee benefit accounts.

     An insured depository institution may not pay management fees to any person having control of the institution nor may an institution, except under certain circumstances and with prior regulatory approval, make any capital distribution if, after making such payment or distribution, the institution would be undercapitalized. FDICIA also restricts the acceptance of brokered deposits by insured depository institutions and contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

     FDICIA contains numerous other provisions, including new reporting requirements, termination of the "too big to fail" doctrine except in special cases, limitations on the FDIC's payment of deposits at foreign branches and revised regulatory standards for, among other things, real estate lending and capital adequacy.

     Many FDICIA provisions will be implemented through the adoption of regulations that have been or will be proposed by the various federal banking agencies and, therefore, the full effect on First Virginia and its subsidiary banks cannot be assessed at this time.

     Because of concerns relating to the competitiveness and the safety and soundness of the industry, the Congress is considering, even after the enactment of FIRREA and FDICIA, a number of wide-ranging proposals for altering the structure, regulations and competitive relationships of the nation's financial institutions. Among such bills are proposals to prohibit banks and bank holding companies from conducting certain types of activities, to subject banks to increased disclosure and reporting requirements, to eliminate the present restriction on interstate branching by banks, to alter the statutory separation of commercial and investment banking and to further expand the powers of banks, bank holding companies and competitors of banks. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which the business of First Virginia may be affected thereby.

                                    FNB
                   Information Concerning FNB Directors

     This section of this combined Prospectus/Proxy Statement represents the proxy statement of FNB Financial Corporation for its annual meeting to be held on April 19, 1994. This information is information which could be included in Part III to the Form 10-K filed by FNB Financial Corporation with the SEC but which is instead included in its annual meeting proxy statement each year.

                                 DIRECTORS

                         Position with Company (in addition
                         to Director, if any) and principal
Director
Name                     occupation during last five years      Age   Since

Williams E. Arant, Jr.   Mr. Arant is President and Chief        58    1987
                         Executive Officer of the Company
                         and First National Bank of Knoxville.
                         Prior to being employed by the Company,
                         Mr. Arant was Regional President of the
                         Knoxville Region of First Tennessee Bank
                         (1984-87). He was responsible for all
                         regional banking functions.  Mr. Arant
                         also serves on the Board of Directors
                         of the Federal Reserve Bank of Nashville,
                         Nashville, Tennessee.

Gordon E. Inman          Vice President of the Company.  Since   55    1986
                         1979, Mr. Inman has been the owner of
                         Inman Realtors in Franklin, Tennessee.
                         He has been involved in residential and
                         commercial real estate sales and
                         development.  He is also the Chairman
                         of Franklin Financial Corporation, a
                         bank holding company in Franklin,
                         Tennessee.

Robert S. Marquis        Secretary of the Company.  Since        51    1986
                         1973, Mr. Marquis has been a
                         principal in the law firm of
                         McCampbell & Young. He is currently
                         the President of McCampbell & Young.
                         He is a practicing attorney.

John H. Schaad           Chairman of the Company.  From 1968     66    1986
                         to 1985, Mr. Schaad was President
                         of Schaad Enterprises, Inc.  Since
                         1985, he has been a partner in Schaad
                         Management and Schubert-Schaad Company
                         which are both engaged in real
                         estate sales and development.

Rufus H. Smith, III      Vice President of the Company.          34    1991
                         Mr. Smith has been a partner
                         in Rufus H. Smith, Jr. & Co. since
                         1984 and President of Hometown Realty,
                         Inc. since 1991.  Both are real estate
                         companies.

   Information Regarding the FNB Board of Directors and its Committees

     During the calendar year ended December 31, 1993 the Board of Directors of FNB held six meetings. During 1993, all directors were present at all meetings. All of the directors of FNB are also directors of First National Bank of Knoxville (the "Bank"), FNB's sole subsidiary. The Board of Directors of the Bank meets on a monthly basis.

     The Board of Directors of FNB has two Committees, Executive and Audit. At December 31, 1993, the Executive Committee consisted of Williams E. Arant, Jr., Robert S. Marquis, and John H. Schaad. It exercises all the powers of the Board of Directors allowed under Tennessee law, in the management of the business and affairs of FNB during intervals between meetings of the Board of Directors. The Executive Committee did not meet during the year ended December 31, 1993.

     The Audit Committee is a joint audit committee for FNB and the Bank and is composed of three directors of FNB (Gordon E. Inman, Rufus H. Smith, III and John H. Schaad) and two directors of the Bank who are not directors of FNB. The Audit Committee acts as liaison between the Board of Directors and the independent auditors. The Audit Committee met five times in 1993. The Committee also reviews with the independent auditors the planning and scope of the audits of the financial statements, the results of those audits, and the adequacy of internal accounting controls and monitors other corporate financial policies.
                            EXECUTIVE OFFICERS

     Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Information is provided under the heading "Directors" above for the following executive officers: Williams E. Arant, Jr.; Gordon E. Inman; Robert S. Marquis; Rufus H. Smith, III; and John H. Schaad.

                Position with FNB and Principal Occupation    Officer
Name                        during Last Five Years              Age    Since

Paul W. Boyd        Treasurer (Chief Financial and Accounting    35    1988
                    Officer) of FNB; Senior Vice President and
                    Cashier of the Bank since early 1988. From
                    1987 until assuming his present position with FNB, Mr. Boyd was Assistant Vice President with First Interstate Bank of Texas, NA, as
                    Manager of planning, financial, strategic and monthly estimates. From 1981 until 1987, he was Assistant Vice President of NationsBank
                    (formerly First Republic Bank Houston) and was responsible for planning, internal control, payroll and management information systems.

James A. Ley        Executive Vice President and Chief           49    1989
                    Administrative Officer of FNB and the Bank.
                    From 1985 until assuming his present position with FNB, Mr. Ley was President and
                    Chief Executive Officer of Mortgage One
                    Corporation in Columbia, S.C. From 1983 until 1985, Mr. Ley was President and Chief
                    Operating Officer of Security Mortgage
                    Corporation and Senior Vice President of
                    Security Federal Savings and Loan
                    Association in Columbia, S.C.

     SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table is provided to indicate beneficial ownership of FNB's Common Stock as of January 31, 1994 as it relates to all directors and to executive officers and directors as a group, and each person known by FNB to own beneficially more than 5% of its outstanding stock.

                                        Percent of
Beneficial Owner         No. Shares        Total (1)

Williams E. Arant, Jr.     230,351 (2)     12.10 (2)
710 Blows Ferry Road
Knoxville, TN 37919

Paul W. Boyd                 1,000             (3)
717 Noragate Road
Knoxville, TN 37919

Gordon E. Inman            265,735         13.96
230 Public Square
Franklin, TN 37064

James A. Ley                 8,953             (3)
5212 Riverbriar Road
Knoxville, TN 37919

Robert S. Marquis            7,000             (3)
3189 Oakhurst Drive
Knoxville, TN 37919

John H. Schaad (4)         137,525          7.22
7129 Hickory Hills Drive
Knoxville, TN 37919

Louis B. Schaad (4)        190,000          9.98
P.O. Box 50818
Knoxville, TN 37950

Rufus H. Smith, Jr. (5)    211,091         11.09
4909 Ball Road
Knoxville, TN 37931

Rufus H. Smith, III (5)     33,334          1.75
4909 Ball Road
Knoxville, TN 37931

Woodfam Investments        116,268          6.11
900 S. Gay Street
Knoxville, TN 37902

Lindsay Young              125,935          6.61
834 Bluff Drive
Knoxville, TN 37919

All executive officers     683,898 (6)     35.92 (6)
and directors of the
Company as a group
(seven persons)


(1) The percent of total is based upon 1,904,183 total shares outstanding. FNB has a total of 1,936,451 shares issued. The difference of 32.267 shares is held as treasury stock.

(2) Williams E. Arant, Jr. has the option to purchase an amount of common stock of FNB equal to 10% of the common stock of FNB originally sold in FNB's initial public offering as well as 10% of any later offerings. This option extends for seven years after August 7, 1987. Pursuant to the option agreement with Mr. Arant, he has the option to purchase such stock at a price equal to the initial issue price of such stock or the issue prices if multiple issuances are involved. The option agreement also provides that if new shares are issued or offered for issue less than one year prior to the end of the seven-year option term, with respect to such new offer, the seven-year option term will be extended to a date one year after the date of such new offering. The number of shares listed in this table and the percentage of common stock owned by Williams B. Arant, Jr. reflects the number of shares of common stock of FNB which he has the option to purchase at the date of this proxy statement (184,645), as well as the shares he actually owns (45,706). If this percentage were calculated based solely upon the number of shares actually owned (45,706), it would equal 2.4%.

(3) Less than 1%

(4) Messrs Schaad are brothers.

(5) Mr. Smith died in 1992. These shares are beneficially owned by his estate, although as of January 31, 1994, these shares are still in the name of Rufus H. Smith, Jr., Rufus H. Smith, m is Rufus H. Smith, Jr.'s son. Currently the estate of Rufus H. Smith, Jr. is being probated in the Knox County Chancery Court, Probate Division. The personal representative of the estate is Tommie M. Smith who is Rufus H. Smith III's mother.

(6) This includes the shares which Williams E. Arant, Jr. has an option to purchase (see Footnote 2, above). If such shares were not included on an "as issued" basis, the number of shares held by this group at January 31, 1994, would be 499,253 and the percentage of total shares would be 26.22 % .

     Williams E. Arant, Jr., Gordon E. Inman, John H. Schaad and the estate of Rufus H. Smith, Jr. continue to be parties to a Stock Purchase Agreement (the "Stock Purchase Agreement") whereby any of such individuals, except for Williams E. Arant, Jr., desiring to sell his common stock in FNB must first offer such other individuals, including Williams E. Arant, Jr., a first right of refusal to purchase such stock on terms and conditions set by the selling shareholder or by an outside third party. Other individuals who were originally party to the Stock Purchase Agreement have sold all of their stock of FNB and are no longer party to the Agreement.

     As described in this combined Prospectus/Proxy Statement, FNB has entered into the Agreement and Plan of Reorganization and a Plan of Merger with First Virginia which, if approved by the shareholders at the annual meeting on April 19, 1994, will result in the merger of FNB into First Virginia and the transfer of control of FNB and its subsidiary, First National Bank of Knoxville, to First Virginia. (See: THE MERGER)







Voting Securities

     Only stockholders of record at the close of business on January 31, 1994 are entitled to vote at the annual meeting or any adjournment. As of that date, there were 1,904,183 shares of no par common stock outstanding and entitled to vote. Every holder of outstanding shares of capital stock entitled to be voted at this meeting is entitled to one vote for each share held.



                                MANAGEMENT


Executive Compensation

     John H. Schaad, Gordon E. Inman and Rufus H. Smith, III are paid $416.67 per month as Directors of FNB. Each of these Directors received $5,000.00 during 1993 in such Director's fees. The remaining Directors of FNB (Messrs. Marquis and Arant) are not compensated in their capacity as Directors of the Company. All of the Directors of FNB also serve as Directors of the Bank, FNB's wholly owned subsidiary. There are also other Directors of the Bank. During 1993, all nonemployee Directors of the Bank were paid a Director's fee of $400 for each meeting attended.

     The following table sets forth for the cash compensation received by each of the most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for services to FNB.


Name and                                            Other
Principal                                           Annual        All Other
Position                  Year  Salary    Bonus     Compensation
Compensation
                                                        (1)          (2)
Williams E. Arant, Jr.    1993  $243,225  $20,000   $  --         $10,585
 President and Chief      1992  $235,000  $ 0       $  --         $10,787
 Executive Officer of     1991  $212,500  $ 0       $  --         $ 5,706
 the Company and the Bank

James A. Ley              1993  $111,000  $18,000   $  --         $ 3,330
 Executive Vice President 1992  $107,500  $ 0       $  --         $ 3,270
 and Chief Administrative 1991  $ 97,000  $ 0       $  --         $  --
 Officer of the Company
 and the Bank

Michael L. Ayer (3)       1993  $ 92,700  $12,500   $  --         $ 2,781
 Executive Vice President
 of the Bank

(1) Perquisites and other personal benefits paid to or for the benefit of these employees did not exceed the lesser of $50,000.00 or 10% of the total annual salary and bonus of the noted employee and are therefore not disclosed. These employees did not receive any above-market or preferential earnings on restricted stock or options or deferred compensation paid during the fiscal years disclosed. These employees also received no long term incentive plan compensation, reimbursements for payment of taxes or dollar value related to the price paid by the individuals for securities of the registrant purchased from the registrant (to the extent that such dollar value exceeded the fair market value of the security on the date of purchase) during any of the years in questions.

(2) The amounts listed under this column for Williams E. Arant, Jr. represents payments of premiums paid on the term life insurance policy and payments made by the company to match a portion of the employees' contributions to a Section 401(K) Internal Revenue Code plan. The quantifiable amounts associated to each identified payment to Williams E, Arant, Jr. reflecting payments made for life insurance/401(K) company match from 1991 to 1993 are as follows: $5,706.00/$0.00 (1991);
$6,423.00/$4,364.00(1992); $6,085.00/$4,500.00(1993). The amounts listed under this column for James A. Ley and Michael L. Ayer represent payments made by FNB to match a portion of the employee's contributions to a Section 401 (K) Internal Revenue Code Plan.

(3) Michael L. Ayer is not an executive officer or director of FNB. However, he is the Executive Vice President of the Bank which is a solely owned subsidiary of FNB. In this position he has the ability to make significant policy decisions which affect and impact FNB.

     Mr. Arant is employed by FNB pursuant to a five-year employment agreement which commenced on August 24, 1987. The agreement has been extended and now terminates on August 24, 1995. In the event that Mr. Arant is terminated by FNB without cause prior to August 24, 1995, he would receive an amount equal to his base salary under his employment agreement through and until August 24, 1995 (his base salary is currently $253,000.00 per annum)

     On August 8, 1989, FNB and the Bank adopted a Section 401(K) Plan for the benefit of employees of FNB and the Bank. Pursuant to the Plan, FNB and the Bank match fifty percent of the employees' contributions to the Plan. Employees will vest in the matching portion on a graduated schedule in years two through five of their participation in the Plan. Matching contributions by FNB and the Bank commenced during 1992.

     FNB has previously granted stock options to certain senior officers of FNB and the Bank. The following table sets forth the aggregate options exercised in the fiscal year ended December 31, 1993 and option values at December 31, 1993, for all FNB employees whose cash compensation exceeded $100,000 for services to FNB and who have been granted stock options for the FNB's stock.
                      Shares
                     Acquired            Number of      Value of Unexercised
                        on      Value    Unexercised    in the money options
Name                 Exercise  Realized  Options        at December 31, 1993
                                                                 (1)

                                         Exercisable/   Exercisable/
                                         Unexercisable  Unexercisable
                                               (2)
Williams E. Arant, Jr.  0        $0          184,645           $0/
                                                               $0

James A. Ley            0        $0           32,000           $0/
                                                               $0

Michael L. Ayer         0        $0           20,000           $0/
                                                               $0
(1) The exercise price of each option is $5.00 per share. The book value of the FNB's stock at December 31, 1993, was $4.10 per share. The FNB's stock trades sporadically in private transactions at prices between $3.00 and $4.50 per share. Based on these values none of these options were "in the money" at December 31, 1993.

(2) All stock options for the persons listed are exercisable.

     None of the above options were technically "in the money" at December 31, 1993 based on the general (and sporadic) trading range of FNB's stock. Nonetheless, based upon the Agreement and Plan of Reorganization between FNB and First Virginia, each of the holders of these options can either exercise the option prior to the effective date and receive payment in cash or stock like any other shareholder or have the options cancelled in exchange for a cash payment (less all applicable withholding taxes) equal to (a) the number of FNB shares subject to option x (b) the difference between (i) .20 x the average of the closing prices of First Virginia common stock for each of the 10 trading days prior to the Closing Date, providing, however, that if the average price is below $37.50 per share, then the average shall be deemed to be $37.50 for purposes of this calculation, and (ii) $5.00 which is the exercise price of each such option. In light of these provisions, each option is effectively "in the money" by an amount of no less than $2.50 per share if the merger with first Virginia is approved by the shareholders and consummated and these option holders allow their options to be cancelled and receive the cash payment described above.


              Certain Relationships and Related Transactions

     Except as set forth herein, no person who acted as a director or officer of FNB or any security holder known to FNB to own of record or beneficially more than 5% of any class of FNB's voting securities or any members of their immediate families had any interest, direct or indirect, in any material transaction during the calendar year ended December 31, 1993, or any proposed material transaction during such period or any proposed material transaction to which FNB was or is to be a party. Robert S. Marquis, who serves as a director and secretary of FNB is a shareholder in, and President of, the law firm of McCampbell & Young. Lindsay Young who owns 6.61% of FNB's stock is also a shareholder of McCampbell & Young. McCampbell & Young is a general legal counsel for FNB and the Bank. Management believes that the terms of the compensation agreement between FNB and McCampbell & Young are no less favorable than could be obtained from an unaffiliated third party.

     The Bank has made loans to certain of the directors and executive officers of FNB and the Bank. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.


                               LEGAL OPINION


     Christopher M. Cole, Vice-President and Assistant General Counsel of First Virginia Banks, Inc., has passed upon the legality of First Virginia Common Stock offered hereby.
                              EXHIBIT A TO PROSPECTUS/PROXY STATEMENT

              AGREEMENT AND PLAN OF REORGANIZATION



     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated this 9th day of November, 1993 by and between FIRST VIRGINIA BANKS, INC. ("First Virginia"), a Virginia corporation with its main office at 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336, FNB FINANCIAL CORPORATION ("FNB") a registered bank holding company, with its main office at 620 Market Street, Knoxville, Tennessee 37901 and FIRST NATIONAL BANK OF KNOXVILLE, (the "Bank") a national bank with its main office at 620 Market Street, Knoxville, Tennessee 37901 (First Virginia, FNB and the Bank each being referred to herein as a "Party" and collectively referred to herein as "Parties").


                       W I T N E S E T H:


     WHEREAS, the Boards of Directors of First Virginia, FNB and the Bank deem it advisable and in the best interests of the Parties and their stockholders that FNB be acquired by First Virginia through a merger (the "Merger") of FNB with and into First Virginia pursuant to a Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger") and

     WHEREAS, the Parties desire to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Parties agree as follows:


                           ARTICLE 1.

                           THE MERGER

     1.1 The Merger. Upon performance of all covenants and obligations of the Parties contained in this Agreement and upon the terms and conditions contained herein, on the Effective Date of the Merger, FNB shall be merged with and into First Virginia, pursuant to the Plan of Merger, the terms of which are incorporated herein by reference to the same extent as if fully set forth. The Plan of Merger provides for the terms of the Merger, the mode of carrying the same into effect and the basis and manner of converting the outstanding shares of FNB Common Stock, no par value per share (the "FNB Common Stock") into shares of First Virginia Common Stock, par value $1.00 per share (the "First Virginia Common Stock"). As a result of the Merger, each share of FNB Common Stock (other than shares to be exchanged for cash and treasury shares) will be converted into .20 shares of First Virginia Common Stock, proportionately adjusted for any stock split, stock dividends or other similar capital adjustments between the date of this Agreement and the Effective Date by First Virginia. No fractional shares of First Virginia Common Stock shall be issued to FNB stockholders. In lieu thereof, each FNB stockholder shall receive upon surrender of his FNB Common Stock an amount in cash equal to the amount of any fractional share he has multiplied by the closing price of First Virginia Common Stock on the last trading day prior to the Effective Date of the Merger as reported for New York Stock Exchange--Composite Transactions.

     Holders of shares of FNB Common Stock will be given the option of exchanging their shares for $7.50 per share in cash, provided that the number of shares that may be exchanged for cash, when added to Dissenting Shares (as defined in Section 1.3), shall not exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date. The cash election must be made at the time FNB shareholders vote on the Merger and once such vote has been taken, cash elections shall be irrevocable. If the aggregate of (i) shares as respects which a cash election is made and
(ii) Dissenting Shares exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay cash for shares submitted for cash exchange by each holder of 100 or fewer FNB shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for First Virginia Common Stock at the exchange ratio noted above. If the aggregate of (i) shares as respects which a cash election is made and (ii) Dissenting Shares is less than 10.1% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay to FNB shareholders, in lieu of shares of First Virginia Common Stock, a pro rata cash payment, equal in amount to the difference between (i) the amount of cash paid to FNB shareholders electing cash and (ii) the amount of cash that would have been paid if holders of 10.1% of the outstanding shares of FNB Common Stock (excluding treasury shares) immediately prior to the Effective Date of the Merger had elected cash at $7.50 per share in exchange for that number of shares of FNB Common
Stock.

     Shareholders who elect to exchange some or all of their shares of FNB Common Stock for cash must submit to FNB certificates for the shares being exchanged for cash at or prior to the meeting of FNB shareholders referred to in section 4.8. If the Merger is approved by FNB shareholders at this meeting, a shareholder's election to receive cash is irrevocable and FNB will retain certificates for shares submitted for cash purchase until either
(i) termination of the Agreement, upon which FNB will return such certificates or (ii) the Effective Date of the Merger when the Exchange Agent will exchange such certificates for cash to the extent required by this Agreement and the Plan of Merger.

     Options for shares of FNB Common Stock shall not be converted into options to acquire First Virginia Common Stock. On the Effective Date, all such options to purchase FNB Common Stock, whether exercisable or non-exercisable, shall be cancelled in exchange for a cash payment (less all applicable withholding taxes) equal to (a) the number of FNB shares subject to option times (b) the difference between (i) .20 times the average of the closing prices of First Virginia Common Stock for each of the 10 trading days prior to the Closing Date provided, however, that if that average price is below $37.50 per share, then the average shall be deemed to be $37.50 for purposes of this calculation and (ii) $5.00, which is the exercise price. Each FNB option holder will therefore have the choice of either (a) exercising his option prior to the Effective Date or (b) waiting until the Effective Date, at which time the option will automatically convert into the nontransferable right to receive cash from First Virginia in the amount described above.

     1.2 Effective Date and Closing Date. The Effective Date of the Merger shall be the date specified in the Articles of Merger filed with both the Tennessee Secretary of State pursuant to the Tennessee General Corporation Act and the Articles of Merger filed with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. The Closing Date shall be the date when all documents, including officers' certificates, legal opinions, shareholder resolutions and agreements shall be exchanged between the parties hereto. The Closing Date shall be a date mutually agreed to by First Virginia and FNB but in any case shall be on or after the date of FNB's Special Meeting of Shareholders called to consider the Merger.

     1.3 Dissenting FNB Stockholders. Stockholders of FNB shall have the Dissenting Stockholders rights provided for in T.C.A. Section 48-23-101 et seq. Notwithstanding anything in this Agreement to the contrary, shares of FNB Common Stock which are issued and outstanding immediately prior to the Effective Date of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of FNB Common Stock ("Dissenting Shares") pursuant to T.C.A. Section 48-23-101 shall not be converted into or be exchangeable for the right to receive the consideration provided in
Section 1.1 of this Agreement, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under T.C.A. Section 48-23-101, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of FNB Common Stock shall thereupon be deemed to have been converted into at the Effective Date of the Merger, the right to receive shares of First Virginia Common Stock as provided in Section 1.1. Prior to the Effective Date, FNB shall comply with all notice and other provisions of the above-mentioned sections of the Tennessee Code and shall keep First Virginia fully advised thereof and shall give First Virginia prompt notice of any demands received from Dissenting Stockholders and the opportunity to participate in all negotiations and proceedings with respect to any such demands. FNB shall not, except with the prior written consent of First Virginia, voluntarily make any payment with respect to or settle any such demands for payment.

     1.4 Employee Benefits. Employees of the FNB and the Bank will be eligible to participate in all of First Virginia's employee benefit programs provided they meet the eligibility requirements of those plans. Service with the FNB and Bank shall be considered service with First Virginia for purposes of eligibility under all these programs.

          (a) With respect to First Virginia's Pension Trust Plan ("Pension Plan"), FNB and Bank employees will be credited with years of employment with the FNB and Bank prior to the Effective Date of the Merger for purposes of determining eligibility and vesting under the Pension Plan, but not for purposes of determining accrued benefits.

          (b) With respect to First Virginia's Employees Thrift Plan ("Thrift Plan") for purposes of determining eligibility under the Thrift Plan, FNB and Bank employees will be credited with years of employment with FNB prior to the Effective Date of the Merger.

          (c) With respect to First Virginia's Nonqualified Profit Sharing Plan, all FNB and Bank employees as of the Effective Date of the Merger who are eligible shall be able to immediately participate in that Plan and benefits for plan year 1994 shall be prorated based on the period of time during the year that they are covered by that plan.

          (d) Any sick or vacation leave that has been accrued by a FNB or Bank employee as of the Effective Date shall not be disturbed and the number of days of paid vacation which an employee at FNB or the Bank has accrued as of the Effective Date shall not be adversely affected by the Merger.

     1.5 Bank's 401(K) Profit Sharing Plan. With respect to the Bank's 401(k) Profit Sharing Plan ("Bank's Plan"), at First Virginia's discretion, it shall either be terminated, in which case those participants in the Bank's Plan would be eligible to receive a distribution of their vested interests in the Bank's Plan or, if it is legally or operationally practical to do so and provided there is no adverse income tax effect to any Bank Plan participant, it will be merged into First Virginia's Employees Thrift Plan which is also a qualified 401(k) plan), in which case assets would be transferred to the Thrift Plan and Bank participants would be credited in the Thrift Plan with their vested interests (i.e. a 100% interest) under the Bank's Plan.

     1.6 Employment Agreement of Williams E. Arant, Jr. First Virginia would agree to honor the terms and conditions of the Restated Employment Agreement dated August 7, 1987 between FNB and Williams E. Arant, Jr., President and Chief Executive Officer of FNB and the Bank.

     1.7 Bank Conversion. On or before the Effective Date of the Merger, FNB and the Bank agree to convert the Bank from a national bank to a state chartered, Federal Reserve member bank pursuant to T.C.A Section 45-2-1307 and the regulations of the Comptroller of the Currency. FNB and the Bank shall file the Plan of Conversion and the proposed Articles of Incorporation with the Tennessee Commissioner of Financial Institutions. The new Articles of Incorporation shall include the new name of the Bank which will be "First Knoxville Bank" subject to regulatory approval.

     1.8 Maintenance as Separate Bank. The Bank will remain for the immediate future as a separate bank within the group of First Virginia member banks under its new name, "First Knoxville Bank" following the Effective Date of the Merger.


                           ARTICLE II.

                 EVENTS PRECEDING EFFECTIVENESS.

     2. Events. On or before the Effective Date the following shall have occurred:

          (a) a majority of the entire Boards of Directors of First Virginia and FNB shall have approved this Agreement;

          (b) the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Tennessee Secretary of State shall have approved the conversion of the Bank from a national bank into a state chartered, Federal Reserve member bank;

          (c) the Federal Reserve shall have approved the merger of FNB into First Virginia pursuant to the Bank Holding Company Act;

          (d) the Tennessee Commissioner of Financial Institutions shall have approved the merger of FNB into First Virginia and the acquisition by First Virginia of the Bank;

          (e) the Bureau of Financial Institutions of the Virginia State Corporation Commission shall have approved the Merger pursuant to the provisions of Section 6.1-406 of the Code of Virginia;

          (f) a registration statement on Form S-4 containing the proxy statement for FNB shall have been filed with the Securities and Exchange Commission (the "SEC") pertaining to the shares of First Virginia Common Stock to be issued in connection with this Agreement and the Plan of Merger and such registration shall have become effective, and no stop order shall have been entered with regard to such registration statement;

          (g) this Agreement and the Plan of Merger shall have been submitted to the stockholders of FNB and approved by an affirmative vote of the holders of a majority of all the outstanding shares of FNB entitled to vote; and

          (h) Articles of Merger shall have been filed with the Tennessee Secretary of State and the Virginia State Corporation Commission.


                          ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES.

     3.1 Representations and Warranties of FNB and the Representing Directors. FNB represents and warrants to First Virginia and the directors of FNB who own at least 80% of the total shares of FNB Common Stock owned by all members of the FNB Board (e.g. John H. Schaad, Rufus H. Smith, III and Gordon E. Inman) represent and warrant to First Virginia, but only to the best of their knowledge, the following:

          (a) Organization and Authority. FNB is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee. Bank is a national bank duly incorporated, validly existing and in good standing under the laws of the United States. Each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FNB and Bank have delivered to First Virginia complete and correct copies of (1) the charter of FNB and the Charter of Bank and all amendments thereto to the date hereof and (2) Bylaws of FNB and Bylaws of the Bank as amended to the date hereof.

          (b)  Capital Structure.

               (1) As of the date of this Agreement, the authorized capital stock of FNB consists of 4,000,000 shares of Common Stock, no par value per share. As of the date hereof, 1,936,451 shares of FNB Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable (32,267.54 shares of which are owned by the Bank and recorded as treasury stock of FNB). Options to purchase 253,645 shares of FNB Common Stock at $5.00 per share have been granted, all of which will be exercisable as a result of the Merger. FNB has authorized Preferred Stock but there are no shares of Preferred Stock outstanding.

               (2) FNB and the Bank have no commitments to issue or sell any such shares or any securities or obligations convertible into or exchangeable for such shares, or given any person the right to subscribe for or acquire any such shares and no securities or obligations representing such rights are outstanding.

          (c) Corporate Authority. The execution of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of FNB and the Bank (but in the case of the Bank, only with respect to the charter conversion). This Agreement and the Plan of Merger are valid and binding obligations of FNB and the Bank and no further corporate authorization on the part of FNB or the Bank is necessary to consummate the transactions contemplated hereby or thereby except the approval of the stockholders of FNB pursuant to applicable law. Neither the execution and delivery of this Agreement and the Plan of Merger nor the consummation in accordance with the terms of the transactions contemplated hereby and thereby nor compliance by FNB or the Bank with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of their charters or bylaws (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which FNB or the Bank is a party or by which either FNB or the Bank or any of their properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FNB or the Bank or any of their properties or assets. No consent is required in connection with the execution and delivery by FNB of this Agreement or the Plan of Merger except for the consents, approvals, and satisfaction of conditions hereinafter set forth and consummation by FNB and the Bank of the transactions contemplated hereby.

          (d) Subsidiaries. FNB owns one share (100%) of Bank Common Stock. FNB has and on the Effective Date will have no other subsidiaries other than the Bank. Bank has and on the Effective Date will have no subsidiaries other than Knox One & Company.

          (e) Financial Statements. FNB has delivered to First Virginia its Second Quarter Report to Shareholders which includes (1) Condensed Unaudited Consolidated Balance Sheets as of June 30, 1993, December 31, 1992 and June 30, 1992; (2) Condensed Unaudited Consolidated Statements of Operations for the three months ended June 30, 1993 and 1992 and (3) Condensed Unaudited Consolidated Statement of Operations for the six months ended June 30, 1993 and 1992 (the "Financial Statements"). Subject to required yearend adjustments, the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated or as more particularly set forth therein. The Condensed Unaudited Consolidated Balance Sheets included as a part of the Financial Statements present fairly as of June 30, 1993 the financial condition and assets and liabilities of FNB. The Condensed Unaudited Consolidated Statements of Operations present fairly the consolidated results of operations of FNB for the periods indicated.

          (f) Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Financial Statements or as disclosed to First Virginia, neither FNB nor the Bank as of the date of this Agreement has any material liabilities or obligations of any nature (other than material contingent liabilities which will be disclosed to First Virginia) or any liabilities in the nature of employment contracts with, or agreements to pay bonuses to any of its directors, officers or employees other than liabilities or obligations incurred in the ordinary course of business, none of which is materially adverse.

          (g) No Materially Adverse Changes. Since June 30, 1993, there has been no material adverse change in the assets or liabilities or in the business or condition (financial or otherwise) of FNB or the Bank which has not been previously disclosed to First Virginia.

          (h) Tax Matters. FNB and Bank have filed all tax returns required to be filed for each of the five years ended December 31, 1992, and have paid or set up an adequate reserve for the payment of all taxes required to be paid in respect to the periods covered by such returns and have set up an adequate reserve for the payment of all income, property, sales, employment, franchise or other taxes anticipated to be payable in respect to the period subsequent to the last of said periods and for the payment of all other taxes. FNB and Bank will not have any material liability for any such taxes in excess of the amounts so paid or the reserve so established and FNB and Bank are not delinquent in the payment of any material tax assessment or governmental charge. No material deficiencies for any tax assessment or governmental charge have been proposed, asserted or assessed against FNB or the Bank which would not be covered by existing reserves and, as of the date of this Agreement, no requests for waivers for the time to assess any such taxes are pending. Bank has timely filed all information returns for customers required to be filed by the IRS and to the best of its knowledge, has complied with all IRS requirements regarding the certification of taxpayer identification numbers of customers and backup withholding.

          (i)  Property.

               (1) FNB and the Bank own all property reflected as owned by them in the Financial Statements free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever except (i) liens for current taxes not yet due and payable, (ii) mortgages reflected in the notes to the financial statements, and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby.

               (2) As of the date of this Agreement, all tangible real or personal property and assets material to the business operation or financial condition of FNB or the Bank which are owned by them or in which any of them has an interest (other than a security interest) are in substantially good operating condition and repair, ordinary wear and tear excepted.

               (3) All leases material to FNB and the Bank pursuant to which FNB and the Bank lease real property are valid and effective in accordance with their respective terms, and there is not, under any such leases, any material existing default by FNB or the Bank or any event which with notice or lapse of time or both would constitute such a material default.


          (j) Litigation. Other than as set forth to First Virginia in writing, neither FNB nor the Bank is a party to any pending or threatened claim, action, suit, investigation or proceeding, nor is subject to any order, judgment or decree except for matters which in the aggregate will not have and cannot reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of FNB or the Bank taken as a whole. Neither FNB nor the Bank is subject to any agreement, memorandum or understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken, and, neither FNB nor the Bank has received any notification from any governmental or regulatory authority, or the staff thereof, asserting that it is not in compliance with any statutes, regulations or ordinances which such authority enforces which would be material to FNB or the Bank's operations as conducted at present or which would be applicable to the Bank after the Merger. For the purposes of this paragraph, a threatened claim shall mean any claim which has been actually and overtly asserted against FNB or the Bank in a written communication delivered to an officer of the Bank or FNB.

          (k) Contracts and Commitments. Except as reflected in the Financial Statements or as previously disclosed in writing to First Virginia, neither FNB nor the Bank has as of the date hereof and, except to the extent consented to in writing by First Virginia, will not have on the Effective Date:

               (1) any bonus, stock option plans, deferred compensation plans, profit-sharing, retirement arrangements or other fringe benefit plans, nor any outstanding calls, commitments or agreements of any character requiring the issuance of shares of its capital stock;

               (2) any debt obligations for borrowed money (including guaranties or agreements to acquire such debt obligations of others) except for debt obligations incurred or acquired in the ordinary course of its banking business;

               (3) any outstanding loans for any person other than those made in the ordinary course of Bank's banking business;

               (4) any outstanding loan participation with any of its directors, officers, stockholders or employees;

               (5) any agreement for services or for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $10,000 or less;

               (6) any deed to real property or lease of personal property with annual rentals aggregating $5,000 or more;

               (7) any agreement or contract with any third party for the provision of data processing or other services to FNB or the Bank which involves payment by FNB or the Bank of more than $500 per month and which
(i) has more than six months to run from the date of this Agreement or (ii) may not be canceled by FNB or the Bank as appropriate on 180 days notice or less without penalty.

               (8) any outstanding loans to its officers, directors, significant stockholders (collectively "insiders"), or to firms, partnerships or corporations in which any insiders are partners, executive officers, directors or significant stockholders or to any entity which would be a "related interest" of an insider as defined in 12 C.F.R. Section 215.2(1) made at rates of interest more favorable or involving greater risks of collectibility than similar loans made to outsiders.

          (l) Accuracy of Information Supplied. As of their respective filing dates, FNB's Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 and 1992 and proxy statement for 1993, and any other filings made from and after the date hereof with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such filings being collectively referred to herein as the "FNB Filings") complied in all material respects with the regulations of the SEC, and none of the FNB Filings, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The information which has been or will be supplied by FNB and the Bank to First Virginia for inclusion in the Registration Statement or any amendment thereto pertaining to the transactions contemplated hereby (the "Registration Statement") filed with the Securities and Exchange Commission ("the "SEC") or the Prospectus contained therein (the "Prospectus"), at the time the Registration Statement becomes effective will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements not misleading, provided that information as of a later date shall be deemed to modify information of an earlier date.

          (m) FNB and Bank Employee Benefit Plans. FNB and the Bank have delivered to First Virginia or its counsel and filed with the appropriate governmental authority, as to each employee benefit plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), a true and correct copy of (i) the most recent annual report (Form 5500, 5500-C or 5500-R, as appropriate) filed with the Internal Revenue Service ("IRS"),
(ii) each IRS favorable determination letter or opinion letter for each such Plan, as applicable, (iii) such Plan documents, (iv) each such Plan, (v) each applicable Summary Plan Description, and (vi) the most recent actuarial report or valuation relating to each tax-qualified Plan that was delivered to FNB or the Bank by the actuary or recordkeeper for such Plan.

          (n) Bank 401(k) Profit Sharing Plan. The Bank currently maintains only one tax-qualified deferred compensation plan which is the Bank 401(k) Profit Sharing Plan (the "Profit Sharing Plan"). The Bank represents with respect to its Profit Sharing Plan that: (i) to the best knowledge of the Bank, based on due inquiry, it complies in all material respect with all applicable provisions of ERISA; (ii) to the best knowledge of the Bank, based on due inquiry, all material reporting and disclosure requirements of ERISA imposed upon the Profit Sharing Plan have been complied with, (iii) to the best knowledge of the Bank, based upon due inquiry, the Profit Sharing Plan has not engaged in any material transaction prohibited by Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the "Code") for which an exemption is not applicable; (iv) the minimum funding standards in Section 302 of ERISA and Section 412 of the Code, do not apply with respect to the Profit Sharing Plan; (v) no contributions to the Profit Sharing Plan from the Bank are currently past due; (vi) the Profit Sharing Plan is not subject to any partial plan terminations; (vii) the Profit Sharing Plan does not have any property which does not have a readily ascertainable value; (viii) the Profit Sharing Plan does not own any employer security or real property as defined in ERISA
Section 407; (ix) no proceedings, investigation, filing, or other matters are pending before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or other public or quasi-public body in connection with the Profit Sharing Plan except for such matters as may have been instituted by the Bank by virtue of the Merger contemplated by this Agreement; and (x) to the best knowledge of the Bank, based upon due inquiry, the Profit Sharing Plan is qualified under Section 401(a) and other applicable provisions of the code.

          (o) Environmental Matters. For purposes of this subsection, the following terms shall have the indicated meaning:

    "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation,transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sec. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Sec. 7401, et seq; the Federal Water Pollution Control act, as amended, 33 U.S.C. Sec. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Sec. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sec. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Sec. 300f, et seq; and all comparable state and local laws, and (ii) any common law
(including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

    "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or byproduct thereof, asbestos, radioactive material, and polycholorinated byphenyls.

    "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by the Bank, including those properties serving as collateral for any loans made by the Bank.

     (i) FNB or the Bank have not been or is not in violation of or liable under any Environmental Law;

     (ii) none of the Loan Portfolio Properties and Other Properties Owned has been or is in violation of or liable under any Environmental Law; and

     (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

          (p) Loan Portfolio. Each loan outstanding on the books the Bank is in all respects what it purports to be, was made in the ordinary course of business, was not known to be uncollectible at the time it was made, and was made in accordance with the Bank's standard loan policies. The records of the Bank regarding all loans outstanding on its books are accurate in all material respects. The reserves for possible loan losses (subject to yearend adjustments) on the outstanding loans of the Bank and the reserves for the real estate owned by the Bank as reflected in the Financial Statements, have been established in accordance with generally accepted accounting principles and with the requirements of the FDIC, and in the best judgment of the management of the Bank, are adequate to absorb all known and anticipated loan losses in the loan portfolio of the Bank, and any losses associated with other real estate owned or held by the Bank. Except for those loans disclosed to First Virginia, no loan in excess of $30,000 has been classified as of the date hereof by the Bank or regulatory examiners as "Other Loans Specifically Mentioned", "Substandard", "Doubtful" or "Loss". Except as has been disclosed to First Virginia, each loan reflected as an asset on the Bank's Financial Statements is the legal, valid and binding obligation of the obligor and any guarantor, and no defense, offset or counterclaim has been asserted with respect to any such loan which, if successful, would have a material adverse effect on the financial condition, results of operations, business or prospects of the Bank.

          (q) Compliance with Laws. Except as previously disclosed to First Virginia, neither FNB nor the Bank (i) is in violation of any law, order or permit applicable to its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on FNB or the Bank; and (ii) has received any notification or communication from any agency or federal, state or local government or any regulatory authority or the staff thereof (a) asserting that either FNB or the Bank is not in compliance with any law or order which such governmental authority or regulatory authority enforces; (b) threatening to revoke any permits, or (iii) requiring either FNB or the Bank (1) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or (2) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its management, or the payment of dividends.

          (r) Insurance. All policies or binders of property, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of FNB or the Bank are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FNB and Bank. FNB and the Bank are not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, in either case where such default or failure to give notice or present any claim would have a material adverse effect on the financial condition, results of operations, business or prospects of the Bank on a consolidated basis. FNB and the Bank have not received notice of cancellation or non-renewal of any such policy or binder. FNB and the Bank have no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance. FNB and the Bank have no knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. The Bank has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

          (s) Applicable Takeover Laws. FNB and the Bank have taken and will in conjunction with First Virginia take all necessary action to exempt the transactions contemplated by this Agreement from any applicable federal or state takeover law.

          (t) Charter Provisions. FNB and the Bank have taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the granting of any rights to any person (other than to First Virginia) under the Charter, Bylaws, or other governing instruments of FNB or the Bank or restrict or impair the ability of First Virginia to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Bank that may be acquired or controlled by it.

     3.2 Representations and Warranties of First Virginia. First Virginia represents and warrants to FNB and the Bank as follows:

          (a) Organization, Standing and Power. First Virginia is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, is duly registered as a bank holding company under the Bank Holding Company Act.

          (b) Capital Structure. As of June 30, 1993, and as shown by the 1993 Second Quarter Report to Shareholders, the authorized capital stock of First Virginia consisted of 60,000,000 shares of Common Stock, par value $1.00 per share, of which approximately 32,209,000 shares were issued and outstanding as of such date and 3,000,000 shares of Preferred Stock, par value $10.00 per share, of which 81,130 shares were issued and outstanding at such date. As of June 30, 1993, 2,169,372 shares of Common Stock were reserved: 117,505 for the conversion of Preferred Stock and 705,188 for stock options and stock appreciation rights. As of the date hereof and as of the Effective Date, all outstanding shares of capital stock of First Virginia have been validly issued and are fully paid and nonassessable

          (c) Authority. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of First Virginia, no approval of the stockholders of First Virginia is required to consummate the transaction herein and therein, and this Agreement and the Plan of Merger are valid and binding obligations of First Virginia. Neither the execution and delivery of this Agreement and the Plan of nor the consummation of the transactions contemplated hereby or thereby, nor compliance by First Virginia with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of First Virginia's Articles of Incorporation or Bylaws, or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument, or violation to which First Virginia is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Virginia or any of its properties or assets. No consent or approval by any governmental authority is required for the execution and delivery by First Virginia of this Agreement and the Plan of Merger except for the approval of all the applicable regulatory agencies and meeting of conditions hereinafter set forth, the consummation by First Virginia of the transactions contemplated hereby and thereby.

          (d) Financial Statements. The consolidated financial statements of First Virginia contained in First Virginia's 1993 Second Quarter Report to Shareholders and heretofore delivered by it to FNB have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such financial statements. Each of the balance sheets contained in such statements presents fairly as of its date the consolidated financial condition and assets and liabilities of First Virginia. The income statements, statements of stockholders' equity and statements of changes in financial position contained in such statements present fairly the consolidated results of operations of First Virginia for the periods indicated.

          (e) No Material Adverse Change. Since the date of the financial statements described in Section 3.2(d) above, there has been no material adverse change in the assets or liabilities or in the business or condition (financial or otherwise), results of operations or prospects of First Virginia.

          (f) Accuracy of Information Supplied. As of their respective filing dates, First Virginia's Annual Reports on Form 10-K for the fiscal years ended December 31, 1991 and 1992 and proxy statement dated March 8, 1993, and any other filings made from and after the date hereof with the SEC pursuant to the Exchange Act (such filings being collectively referred to herein as the "First Virginia Filings") complied in all material respects with the regulations of the SEC, and none of the First Virginia Filings, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
The information which has been or will be supplied by First Virginia for inclusion in the proxy statement to be distributed to the stockholders of FNB (the "Proxy Statement") in respect of the Merger or any amendment or supplement thereto will not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, that information of a later date shall be deemed to modify information of an earlier date.

          (g) First Virginia Common Stock to be Issued. Each share of First Virginia Common Stock issued in connection with theconsummation of the Merger to stockholders of FNB will be validly issued, fully paid and nonassessable.

          (i) Litigation. Except as reflected in the First Virginia Filings, there are no actions, proceedings or investigations pending or, to the best of First Virginia's knowledge and belief, threatened against First Virginia or any First Virginia subsidiary which, if adversely determined, would have a material adverse effect on the financial conditions or operations of First Virginia and its subsidiaries, taken as a whole.
Neither First Virginia nor any of its bank subsidiaries is subject to any agreement, memorandum of understanding or similar arrangement with any regulatory authority restricting its operations or requiring that certain actions be taken, and, neither First Virginia nor any of its bank subsidiaries has received any notification from any governmental or regulatory authority, or the staff thereof, asserting that it is not in compliance with any statutes, regulations or ordinances which such authority enforces which would be material to First Virginia's operations as conducted at present or which would be applicable to the Bank after the Merger.


                           ARTICLE IV.

        CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE DATE.

     4.1 Conduct of FNB's and the Bank's Business Prior to the Effective Date. During the period from the date of this Agreement to the Effective Date, FNB and the Bank shall conduct their operations according to the ordinary and usual course of business consistent with current practices and use their best efforts to maintain and preserve their business organizations, employees and advantageous business relationships and retain the services of their executive officers.

     4.2  Forbearances.

          (a) During the period from the date of this Agreement to the Effective Date, neither FNB nor the Bank shall without the prior written consent of First Virginia:

               (i) make any changes to their Articles of Incorporation or Bylaws;

              (ii) adjust, split, combine or reclassify the FNB Common Stock or the Bank Common Stock; make, declare or pay any dividend (except that FNB may declare or pay its normal dividend at a rate that is no higher than the rate it has paid in previous years and at a time no more frequently than the time it was declared or paid in previous years) or make any other distribution on; or directly or indirectly redeem, purchase or otherwise acquire, any shares of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or grant any stock options or stock appreciation rights or give any person any right or warrant to acquire any shares of their capital stock;

             (iii) enter any contract or commitment or incur or agree to incur any liability or make any capital expenditures except in the normal course of business;

              (iv) increase in any manner the compensation or fringe benefits of any of their officers or employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such officers or employees or become a party to, amend or commit itself to any pension, retirement, profit sharing, welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or officer or other person other than payments consistent with past practices and current incentive compensation plans, increases which are not material and other increases consented to by First Virginia in writing;

               (v) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

              (vi) merge or consolidate or agree to merge or consolidate with or into any other corporation.

     4.3 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither FNB, the Bank nor any of their executive officers, directors, or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations (with any person other than First Virginia) concerning any merger, sale of substantial assets, tender offer, sale of shares of stock or similar transaction involving FNB or the Bank or disclose, directly or indirectly, any information not customarily disclosed to the public concerning FNB or the Bank, afford to any other person access to the properties, books or records of FNB or the Bank or otherwise assist any person preparing to make or who has made such an offer, or enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of significant amount of assets, except in a situation in which a majority of the full Board of Directors of FNB has determined in good faith, upon advice of counsel, that such Board has a fiduciary duty to consider and respond to a bona fide proposal by a third party (which proposal was not directly or indirectly solicited by FNB or the Bank or any of their respective officers, directors, representatives, agents or affiliates) and provides written notice of its intention to consider such proposal and the material terms thereof to First Virginia at least five days before responding to the proposal provided, however, that if such proposal by its terms requires a response in a shorter period, FNB shall provide such notice within twenty-four hours and may thereafter respond in an appropriate fashion. FNB and the Bank will promptly communicate to First Virginia the identity of the offeror and the terms of any proposal which it may receive in respect to any of the foregoing transactions.

     4.4 Compliance with Tax-Free Provisions. FNB and the Representing Directors shall not take any action prior to or after the Effective Date of the Merger which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986.

     4.5 Access and Information. FNB and the Bank will permit First Virginia to conduct audits of their books and records within 60 days of the date of this Agreement and First Virginia will advise FNB within 30 days of the completion of the audits. Such audits may include an examination of loan files, accounts receivable and accounts payable, tax returns, agreements, schedule of assets owned, investment portfolio and all other items deemed necessary by First Virginia. FNB and the Bank will give to the officers, accountants, counsel and authorized representatives of First Virginia, access to the properties, books and records of FNB and the Bank and will furnish First Virginia with such additional financial and operating data and other information as to the business and properties of FNB and the Bank as First Virginia may from time to time request. FNB and the Bank and their officers and directors will cooperate with First Virginia and its representatives and counsel in the preparation of any documents or other materials which may be required in connection with the applications to the Federal Reserve Bank of Richmond and Atlanta, the Virginia State Corporation Commission and the Tennessee Bank Commissioner and First Virginia's registration statement on Form S-4 as filed with the SEC or in connection with any other documents or materials required by any governmental agency, stock exchange or association of securities dealers. First Virginia shall return the results of its audit review to the FNB Board of Directors if First Virginia terminates this Agreement pursuant to Section 9.2(g).

     4.6 Confidentiality. First Virginia and FNB shall cause its advisers and agents to maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Date of the Merger, each party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other party. In the event that either FNB or First Virginia should violate any of the terms of this paragraph, they agree that the party who is not in violation would have an inadequate remedy at law for such violation and may, therefore, seek an injunction without the necessity of bond, to prevent or halt any violation hereof and the parties hereto agree not to raise any defense that the party who is not in violation of this paragraph has an adequate remedy at law. FNB and First Virginia further acknowledge and agree that in the event of a violation of the terms and conditions of this paragraph that the party who is not in violation shall have any and all remedies available at law or equity and shall not be limited to the remedy of injunctive relief.

     4.7 Consents. FNB and the Bank will use their best efforts to obtain any consents, approvals or waivers from any third parties necessary to the assignments and transfers contemplated hereby with respect to leases or other contracts, if any, delivered to First Virginia pursuant to Paragraph 3.1(k) or any others requiring the same.

     4.8 Meeting of FNB Shareholders. The members of the Board of Directors of FNB who have signed this Agreement believe that this Agreement is in the best interests of FNB shareholders and that they will duly call and will convene a meeting of their shareholders to act upon the transactions contemplated hereby as soon as practicable, will recommend approval of this Agreement to the shareholders, will use their best efforts to obtain a favorable vote thereon and will vote their shares in favor thereof. The calling and holding of such meetings and all transactions, documents and information related thereto will be in compliance with all applicable laws. The proxy statement for the shareholder's meeting of FNB will be contained in the Registration Statement.

     4.9 Affiliates of FNB. FNB will promptly (a) furnish to First Virginia and its counsel such information as may be necessary to determine those persons who may be deemed to be affiliates of FNB within the meaning of Rule 144 and Rule 145 under the Securities Act of 1933 and (b) use their best efforts to obtain from any person who may be deemed to be such an affiliate such undertakings and agreements as may be required in the opinion of counsel for First Virginia.

     4.10 Insurance Applications. The Bank agrees to complete and deliver to First Virginia within 30 days from the date of this Agreement the insurance applications necessary to include insurance coverage for the Bank's property, casualty and fidelity risks and include liability coverage for the Bank's directors and officers under First Virginia's directors and officers liability insurance policy.

     4.11 Bank Conversion. As provided under Section 1.8 of this Agreement, FNB and the Bank will make the necessary filings with the Tennessee Commission of Financial Institutions and the Comptroller of the Currency to convert the Bank into a state chartered, Federal Reserve member bank.

     4.12 Applications to the Tennessee Bank Commissioner. FNB and the Bank will, jointly with First Virginia, prepare and file with the Tennessee Commissioner of Financial Institutions applications requesting approval for First Virginia to acquire both FNB and the Bank pursuant to the provisions of the Tennessee Code and will use their best efforts to secure favorable action by the Commissioner of Financial Institutions on such applications.

     4.13 Federal Reserve Applications. FNB and the Bank will, jointly with First Virginia, prepare and file with the Federal Reserve, applications requesting approval for the Merger as well as an application to make the Bank a member of the Federal Reserve System under the name "First Knoxville Bank" and will use its best efforts to secure favorable action by the Federal Reserve on such applications.


                           ARTICLE V.

                  COVENANTS OF FIRST VIRGINIA.

     5.1 Issuance of Stock and Payment of Cash. First Virginia will issue and deliver or cause to be delivered the shares of First Virginia Common Stock and will pay the cash as called for by Paragraph 1.1 of this Agreement.

     5.2 Stock Adjustments. Nothing in this Agreement shall limit the right of First Virginia to issue or agree to issue any of its stock or other securities in any manner and for any consideration permitted by law prior to or after the Effective Date; provided, however, that if First Virginia takes any action which establishes prior to the Effective Date a record date or an effective date for a stock dividend on its common stock, a split-up, any combination of its common stock, or any distribution on shares of its common stock other than cash dividends, First Virginia will take all such action as shall be necessary in order that the FNB Common Stock will be converted in the Merger into additional shares of First Virginia Common Stock which would have been delivered to the holders of FNB Bank Common Stock if the Merger had been made effective immediately before such record or effective date; provided, however, that there shall be no adjustment of First Virginia Common Stock by reason of First Virginia issuing or agreeing to issue, on such terms as it may determine, First Virginia Common Stock for cash or property, in exchange for shares of stock of any other corporation or on account of mergers or consolidations before, after or simultaneously with the consummation of the Merger.

     5.3 Preparation of Registration Statement. First Virginia will prepare the registration statement and any amendments thereto, file the registration statement with the SEC, use its best efforts to secure its effectiveness and promptly after the Effective Date of the registration statement, mail and deliver copies of the proxy statement contained therein to the FNB stockholders for use by its management to solicit proxies for use at its stockholder's meetings.

     5.4 Applications to the Tennessee Commissioner of Financial Institutions. First Virginia will, jointly with FNB, prepare and file with the Tennessee Commissioner of Financial Institutions applications requesting approval for First Virginia to acquire FNB and the Bank pursuant to the provisions of the Tennessee Code and will use its best efforts to secure favorable action by the Tennessee Commissioner of Financial Institutions on such applications.

     5.5 Application to the Bureau of Financial Institutions. First Virginia will prepare and file with the Bureau of Financial Institutions of the Virginia State Corporation Commission an application requesting the approval to acquire the Bank and will use its best efforts to secure favorable action by the Bureau of Financial Institutions on such application.

     5.6 Federal Reserve Applications. First Virginia will prepare and file with the Federal Reserve, applications requesting approval for the Merger as well as an application to make the Bank a member of the Federal Reserve System under the name "First Knoxville Bank" and will use its best efforts to secure favorable action by the Federal Reserve on such applications.


                           ARTICLE VI.

 CONDITIONS PRECEDENT TO FIRST VIRGINIA'S OBLIGATIONS HEREUNDER.

     Unless waived in writing by First Virginia in its sole discretion, all obligations of First Virginia hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

     6.1 Representations, Warranties. The representations and warranties of FNB and the Representing Directors herein contained shall be true as of the Effective Date, shall be deemed made again at and as of the Effective Date and shall be true as if so made again; FNB and the Bank shall have performed all of the obligations and complied with all of the covenants required by this Agreement to be performed or complied by it on or prior to the Effective Date and First Virginia shall receive from FNB officers' certificates in such detail as First Virginia may reasonably request dated the day of the Effective Date and signed by the president, cashier or secretary to the foregoing effect.

     6.2 No Adverse Changes. There shall not have been any material adverse changes in the financial position, results of operations, assets, liabilities or business of FNB or the Bank from June 30, 1993, the date of the Financial Statements referred to in Paragraph 3.1(e) above, to the Effective Date. If Williams E. Arant, Jr. terminates his employment as President and Chief Executive Officer of FNB and the Bank prior to the Effective Date, this will be considered a material adverse change in the financial position, results of operations, assets, liabilities or business of FNB and the Bank.

     6.3 Audit of FNB and the Bank. The audit of FNB and the Bank conducted pursuant to Paragraph 4.5 shall reflect stockholders' equity of FNB of not less than $7.392 million which was FNB's stockholders' equity as of June 30, 1993. The computation of stockholders' equity in both cases shall be made in accordance with generally accepted accounting principles applicable to banks and bank holding companies. Deductions shall be made for any reserve required to reflect assets of their fair values and to provide for any liabilities that should be reflected as of the date of the audit. The results of the audit shall not materially adversely differ from the Financial Statements referred to in Paragraph 3.1(e) above.

     6.4 Legal Opinion. First Virginia shall have received a written opinion, dated as of the Effective Date, from McCampbell & Young, counsel to FNB, in form satisfactory to First Virginia, which shall cover matters customary in transactions of this nature.

     6.5 Events Preceding the Effective Date. Each of the events set forth in Paragraphs 2(a)-2(h) shall have occurred.

     6.6. No Adverse Proceedings. No action or proceeding against First Virginia, FNB or the Bank or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations undertaken that might eventuate in any such action or proceeding.

     6.7 Consents, Etc. All requisite consents, undertakings, agreements and exercises in terminations of any third parties which FNB and the Bank covenant to use their best efforts to obtain shall have been obtained or waived by First Virginia.


                          ARTICLE VII.

          CONDITIONS PRECEDENT TO FNB'S AND THE BANK'S OBLIGATIONS
                                 HEREUNDER.

     Unless waived in writing by either FNB or the Bank in their sole discretion, all obligations of FNB and the Bank hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

     7.1 Representations, Warranties and Covenants. The representations and warranties of First Virginia herein contained shall be true as of the Effective Date, shall be deemed made again and as of the Effective Date and shall be true as if so made again. First Virginia shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with it on or prior to the Effective Date and FNB shall have received from First Virginia an officer's certificate in such detail as FNB may reasonably request dated the Effective Date and signed by its president, cashier or secretary to the foregoing effect.

     7.2 Events Preceding the Effective Date. Each of the events set forth in Paragraphs 2(a)-2(h) shall have occurred.

     7.3 No Adverse Proceedings or Events. No action or proceeding against FNB or the Bank or First Virginia or the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened or any investigations undertaken that might eventuate in any such action or proceeding.

     7.4 No Adverse Changes. There shall not have been any significant adverse change in the financial position, results of operations, assets, liabilities or business of First Virginia from June 30, 1993 to the Effective Date , provided, however, that a merger or acquisition or the announcement of a merger or acquisition involving First Virginia or a subsidiary of First Virginia and requiring the issuance of First Virginia Common or Preferred Stock or cash will not be considered for purposes of thissection as an "adverse change" in the financial position, results of operations, assets, liabilities or business of First Virginia.

     7.5. Legal Opinion. FNB shall have received a written opinion, dated as of the Effective Date, of inhouse counsel to First Virginia, in form satisfactory to FNB, which shall cover matters customary in transactions of this nature.


                          ARTICLE VIII.

  TAX OPINION AND RESTRICTIONS CONCERNING THE RESALE OF FIRST
           VIRGINIA COMMON STOCK BY AFFILIATES OF FNB

     8.1 Tax Opinion. First Virginia and FNB agree to jointly obtain a tax opinion from First Virginia's legal counsel (which may be First Virginia's inhouse counsel) or First Virginia's tax adviser that:

          (a) the Merger will constitute a reorganization within the meaning of Internal Revenue Code Section 368a(1)(A);

          (b) no gain or loss will be recognized by those FNB stockholders who exchange their FNB Common Stock for shares of First Virginia Common Stock; and

          (c) in the case of those FNB shareholders who elect stock, the basis of First Virginia Common Stock to be received by FNB stockholders will be the same as the basis of FNB Common Stock surrendered in exchange therefor and holding period of the First Virginia Common Stock to be received by FNB stockholders will include the period during which FNB Common Stock surrendered in exchange therefor was held provided the FNB Common Stock was held as a capital asset by such FNB stockholder at the Effective Date.

     8.2 Restrictions on Affiliates. Each of the executive officers and directors of FNB shall, prior to or on the Effective Date, execute and deliver to First Virginia a written representation substantially in the form of Exhibit B of this Agreement to the effect that no disposition will be made by said person of any shares of First Virginia Common Stock received after the Effective Date except within the limits and in accordance with the applicable provisions of Paragraph C, E, F, and G of Rule 144 under the Securities Act of 1933.


                           ARTICLE IX.

     TERMINATION, AMENDMENT AND SURVIVAL OF REPRESENTATIONS.

     9.1 Amendment. This Agreement and the Plan of Merger attached hereto may be amended at any time prior to the Effective Date; provided that any such amendment is in writing and is approved by the Board of Directors of each of the parties hereto and provided, further, that subsequent to the meeting in which this Agreement is approved by shareholders of FNB, no amendment shall be made in the exchange rate which decreases the consideration to FNB's stockholders without the approval of FNB's stockholders.

     9.2 Termination. Notwithstanding any other provision to the contrary of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FNB, this Agreement and the Plan of Merger may be terminated and the Merger abandoned (without any obligation by First Virginia or FNB to renegotiate the Agreement) at any time prior to the Effective Date:

     (a) By mutual consent of the Board of Directors of First Virginia and the Board of Directors of FNB; or

     (b) By the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (c) By the Board of Directors of either First Virginia or FNB (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either First Virginia or FNB if the Federal Reserve Board or the Tennessee Commissioner of Financial
Institutions deny approval of the Merger and the time period for all appeals or requests for reconsideration has run or if the Comptroller of the Currency, the Tennessee Commissioner of Financial Institutions or the Federal Reserve Board deny the conversion of the Bank into a state chartered, Federal Reserve member bank; or

     (e) By the Board of Directors of either FNB or First Virginia in the event the Merger should not become effective within nine months of this Agreement, in each case only if the failure to consummate the Merger is not caused by any breach of the Agreement by the Party electing to terminate; or

     (f) By the Board of Directors of either FNB or First Virginia (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement ) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled within nine months of this Agreement; or

     (g) By the Board of Directors of First Virginia, at any time prior to the 60th day after execution of the Agreement in the event that First Virginia determines, after its audit of FNB and the Bank referred to in Paragraph 4.5, that the financial conditions of FNB or the Bank do not meet the standards described in Paragraph 6.3 or that a fact or circumstance exists with respect to the Merger which materially and adversely impacts one or more of the economic benefits to First Virginia of the Merger; or

     (h) By the Board of Directors of First Virginia if more than 25% of the holders of FNB stock file for appraisal rights under Tennessee law or if more than 20% of the holders of FNB stock vote against the Merger; or

     (i) By the Board of Directors of FNB if the price of First Virginia Common Stock declines to $33 per share or less for any period of ten consecutive working days prior to the Effective Date.

     9.3 Survival of Representations and Covenants. The representations, warranties and covenants of FNB and the representations and warranties of the Representing Directors of FNB herein contained shall survive and remain in effect for one year following the Effective Date of the Merger. The respective obligations and agreements of the Parties hereto shall not survive the Effective Date of the Merger except for those obligations and agreements that continue after the Effective Date in Articles I and IX and Sections 4.4, 4.6, 5.1, 5.2, and 8.2.

     9.4 Expenses. Whether or not the transactions herein are consummated, First Virginia shall pay all expenses and fees in connection with this Agreement and the Merger provided for herein; provided, however, that FNB and the Bank shall pay (a) all of their legal expenses and fees including the expenses for converting the Bank to a state chartered, Federal Reserve member and (b) all the expenses and fees of their advisors, including their accountant(s), in connection with the Merger. First Virginia agrees to pay any fees to be paid for Mr. Harold Pierce in connection with the Merger.

     Notwithstanding the foregoing, after the date of this Agreement and within nine months following any termination of this Agreement (except for a termination by First Virginia pursuant to Section 9(g) or by FNB pursuant to Sections 9.2(a), 9.2(d), 9.2(e), 9.2((i) and, provided that FNB has not been in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement, pursuant to Sections 9.2(b), 9.2(c) or 9.2(f)), FNB covenants, acknowledges and agrees that it shall be a specific, absolute and unconditional binding obligation to FNB or the Bank entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, nonbinding or conditional) with respect to, or recommending shareholder acceptance of any acquisition, merger or combination, share exchange, sale of assets, of other business combination ("Business Combination") with any third-party (other than First Virginia), that such third-party that is a party to the Business Combination shall have paid to First Virginia, prior to the time the Business Combination is announced to the public by press release or otherwise, an amount in cash equal to the sum of (i) $680,000, which sum represents compensation for First Virginia's loss as a result of the Merger not being consummated and (ii) an amount not exceeding $250,000 for (x) the direct costs and expenses (including, without limitation, fees and expenses of First Virginia's financial consultants, printing costs, accountants and counsel) incurred by First Virginia in negotiating and carrying out the Merger and (y) the indirect costs and expenses incurred by First Virginia in connection with the Merger, including First Virginia's management time devoted to negotiation and preparation for such transaction. In the event such third-party shall refuse to pay such amounts, the amounts shall be an obligation of FNB or the Bank and shall be paid by FNB or the Bank promptly upon notice to FNB by First Virginia.

     9.5 Notices. All notices, requests, demands and other communications under or connected with this Agreement shall be in writing and (a) if to First Virginia shall be addressed to First Virginia Banks, Inc. 6400 Arlington Boulevard, Falls Church, Virginia 22042-2336, Attention: Paul H. Geithner, Jr., President, with copies to its counsel, Christopher M. Cole, Vice President and Assistant General Counsel and (b) if to FNB or to the Bank shall be addressed to Williams E. Arant, Jr., President and Chief Executive Officer, 620 Market Street, Knoxville, Tennessee 37901, with a copy to their counsel, Robert S. Marquis, McCampbell & Young, 2021 Plaza Tower, P.O. Box 550, Knoxville, Tennessee 37929.

     9.6 Entire Agreement in Effect. This Agreement, including Exhibits A and B, is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated hereunder. This Agreement including the Plan of Merger attached hereto supersedes any and all other prior understandings and agreements between the parties hereto including the Agreement in Principle and it may not be changed, waived, discharged or terminated orally but only in writing by a party against which enforcement of the change, waiver, or discharge or termination is sought.

     9.7 General. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. This Agreement and the Plan of Merger attached hereto may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, all of which shall become one and the same instrument. This Agreement and the Plan of Merger attached hereto shall inure to the benefit of and be binding upon the parties hereto and their respective successors; it shall not be assigned and shall not create any rights in any third parties, including stockholders of either party hereto.

     9.8 Execution by Bank. The Bank is joined in this Agreement solely for the purpose of agreeing to convert its charter pursuant to the terms and conditions hereof.

     9.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Tennessee.

     IN WITNESS WHEREOF, First Virginia, FNB and the Bank have caused this Agreement to be duly executed by their respective chairmen or presidents and their respective seals to be hereunto affixed and attested by their respective cashiers or secretaries thereunto duly authorized and the directors of FNB have subscribed their names as of the date first above written.

ATTEST:                            FIRST VIRGINIA BANKS, INC.



/s/ Thomas P. Jennings             By /s/ Robert H. Zalokar
- ---------------------------           ---------------------------
Thomas P. Jennings,                   Robert H. Zalokar, Chairman
Vice President and                    of the Board and Chief
Secretary                             Executive Officer


ATTEST:                            FNB FINANCIAL CORPORATION



/s/ Robert S. Marquis              By /s/ Williams E. Arant, Jr.
- ---------------------------           ---------------------------
Robert S. Marquis, Secretary          Williams E. Arant, Jr.,
                                      President and Chief Executive
                                      Officer


ATTEST:                            FIRST NATIONAL BANK OF KNOXVILLE



/s/ Robert S. Marquis              By /s/ Williams E. Arant, Jr.
- ---------------------------           ---------------------------
Robert S. Marquis, Secretary          Williams E. Arant, Jr,
                                      President and Chief Executive
                                      Officer

DIRECTORS OF BANK OF FNB FINANCIAL CORPORATION

/s/ Williams E. Arant, Jr.
- ---------------------------
Williams E. Arant, Jr.


/s/ Gordon E. Inman
- ---------------------------
Gordon E. Inman


/s/ Robert S. Marquis
- ---------------------------
Robert S. Marquis


/s/ John H. Schaad
- ---------------------------
John H. Schaad


/s/ Rufus H. Smith, III
- ---------------------------
Rufus H. Smith, III

                                          APPENDIX I TO AGREEMENT

                               PLAN OF MERGER

                                     OF

                          FNB FINANCIAL CORPORATION

                                    INTO

                         FIRST VIRGINIA BANKS, INC.


     1. The Parties. FNB Financial Corporation ("FNB") shall merge with and into First Virginia Banks, Inc. (the "Merger"), a Virginia corporation ("First Virginia") (collectively referred to herein as the "Constituent Corporations"). First Virginia shall be (as is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Corporation. The name of the Surviving Corporation shall be First Virginia Banks, Inc. The Merger shall become effective at a time specified in the Articles of Merger filed with both the Virginia State Corporation Commission and the Tennessee Secretary of State (the "Effective Date").

     2. Articles of Incorporation; Bylaws. At the Effective Date, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of First Virginia as in effect immediately prior to the Effective Date.

     3. Effect of the Merger on Capital Stock, Assets, Liabilities and Capitalization of FNB and First Virginia.

          3.1 Conversion of Stock of FNB. At the Effective Date, each issued and outstanding share of FNB Common Stock other than treasury shares (FNB having no other stock issued and outstanding other than Common Stock) shall by virtue of the Merger and without any action by the holder thereof be converted in accordance with the provisions of Section 3.2 hereof, into
(x) shares of First Virginia Common Stock which shall be validly issued, fully paid and nonassessable, and/or (y) cash. Options on shares of FNB Common Stock shall not be converted at the Effective Date into options to acquire First Virginia Common Stock. Instead, all options on FNB Common Stock, whether exercisable or non-exercisable, shall be cancelled as of the Effective Date and shall convert into the nontransferable right to receive cash equal to (a) the number of FNB shares subject to option times (b) the difference between (i) .20 times the average of the closing prices of First Virginia Common Stock for each of the 10 trading days prior to the Closing Date provided, however, that if that average price is below $37.50 per share, then the average shall be deemed to be $37.50 for purposes of this calculation, and (ii) $5.00 which is the exercise price. Each share of the Common Stock of the Surviving Corporation which shall be issued and outstanding prior to the Merger shall continue to be issued and outstanding.

          3.2  Conversion Rate.  At the Effective Date of the Merger:

     (a) Conversion of Stock. Each share of FNB Common Stock which is issued and outstanding as of the Effective Date of the Merger (other than shares exchanged for cash and Dissenting Shares) shall, and without any action by the holder thereof, be converted into to .20 shares of First Virginia Common Stock, proportionately adjusted for any stock split, stock dividends or other similar capital adjustments between the date of the Agreement and Plan of Reorganization between the Parties hereto (the "Agreement") and the Effective Date of the Merger by First Virginia. No fractional shares of First Virginia Common Stock shall be issued to FNB stockholders. In lieu thereof, each FNB stockholder shall receive upon surrender of his FNB Common Stock an amount in cash equal to the amount of any fractional share he has multiplied by the closing price of First Virginia Common Stock on the last trading day prior to the Effective Date of the Merger as reported for New York Stock Exchange composite transactions.

     (b) Cash Election. Holders of shares of FNB Common Stock will be given the option of exchanging their shares for $7.50 per share in cash, provided that the number of shares that may be exchanged for cash, when adding to Dissenting Shares (as defined below) shall not exceed 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger. The cash election must be made at the time the FNB shareholders vote on the Merger and once such vote has been taken, the cash election shall be irrevocable. If the aggregate of (i) shares as respects which a cash election is made and (ii) Dissenting Shares exceeds 40% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay for shares submitted for cash exchange by each holder of 500 or fewer FNB shares (if such holder has submitted all his shares for cash exchange) and then will pay cash for shares submitted for cash pro rata. Shares not exchanged for cash after proration will be exchanged for First Virginia Common Stock at the exchange rate noted above. If the aggregate of (i) shares as respects which a cash is election and (ii) Dissenting Shares is less than 10.1% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger, First Virginia will pay to FNB shareholder in lieu of shares of First Virginia Common Stock a pro rata cash payment equal in an amount equal to the difference between the amount of cash paid to FNB shareholders electing cash and (ii) the amount of cash that would have been paid if holders of 10.1% of the outstanding shares of FNB Common Stock immediately prior to the Effective Date of the Merger had elected cash at $7.50 per share in exchange for that number of shares of FNB Common Stock.

     FNB shareholders who elect to exchange some or all of their shares of FNB Common Stock for cash must submit to FNB certificates for the shares being exchanged for cash at or prior to the meeting of FNB shareholders called to consider the Merger. If the Merger is approved by FNB shareholders at this meeting, a shareholders election to receive cash is irrevocable and FNB will retain certificates for shares submitted for cash purchase until either (1) termination of the Agreement and this Plan of Merger upon which FNB will return such certificates or (2) the Effective Date of the Merger when the Exchange Agent will exchange such certificates for cash to the extent required by the Agreement and this Plan of Merger.

     After the Effective Date of the Merger, each holder of a certificate for theretofore outstanding shares of FNB Common Stock, upon surrender of such certificate to the Exchange Agent, unless previously surrendered to FNB in connection with the exercise of the cash option, and a letter of transmittal, which shall be mailed to each holder of a certificate for theretofore outstanding shares of FNB Common Stock by the Exchange Agent promptly following the Effective Date of the Merger, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of First Virginia Common for which shares of FNB Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in the Agreement and this Plan of Merger, or cash if the cash option provided above is properly elected, or in the event of proration, a combination of cash and First Virginia Common Stock. Until so surrendered, each outstanding certificate which, prior to the Effective Date of the Merger, represented First Virginia Common Stock, will be deemed evidence of the right to receive either (i) .20 shares of First Virginia Common Stock or (ii) $7.50 per share multiplied by the number of shares represented by such certificate in cash if the cash option provided above was properly elected, or (iii) a combination thereof; and after the Effective Date of the Merger (unless the cash option is properly elected) will be deemed for all corporate purposes of First Virginia to evidence ownership of the number of full shares of First Virginia Common Stock into which the shares of FNB Common Stock represented thereby were converted.

     As respect to shares of FNB Common Stock to be converted into First Virginia Common Stock, until such outstanding certificates formerly representing FNB Common Stock are surrendered, no dividend payable to holders of record of First Virginia Common Stock for any period as of any date subsequent to the Effective Date of the Merger shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Date of the Merger, there shall be no be no further registry transfer on the records of FNB of shares of FNB Common Stock. If a certificate representing such shares is presented to First Virginia, it shall be canceled and exchange for a certificate representing shares of First Virginia Common Stock as herein provided. Upon surrender of certificates of FNB Common Stock in exchange for First Virginia Common Stock, there shall be paid to the record holder of the certificates of First Virginia Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of First Virginia Common Stock as of any date subsequent to the Effective Date of the Merger which have not been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Date of the Merger but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

     3.3 Dissenting FNB Shares. Notwithstanding anything in this Plan of Merger to the contrary, shares of FNB Common Stock which are issued and outstanding immediately prior to the Effective Date of the Merger and which are held by a shareholder who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of FNB Common Stock pursuant to Sec. 48-23-101 et seq of the Tennessee Code Annotated the ("Dissenting Shares") shall be canceled and shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 3.2 of this Plan of Merger, but the holders thereof shall be entitled to payment of the fair market value of such shares in accordance with T.C.A. Section 48-23-101 et seq subject to the procedures and conditions specified in those Code Sections unless and until such holder shall fail to perfect his right to dissent or shall have effectively withdrawn or lost such right under those Code Sections as the case may be.
If such holder shall have failed to perfect or shall effectively withdrawn or lost such right, his shares of FNB Common Stock shall thereupon be deemed to have been converted into at the Effective Date of the Merger the right to receive .20 shares of First Virginia Common Stock for each share of FNB Common Stock.

          3.4 Assets. The Surviving Corporation shall possess all the rights, interest, privileges, immunities, powers, franchises, concessions, certificates of authority of a public as well as a private nature of each of First Virginia and FNB; and all property, real and personal, and every interest therein, and all debts and other obligations due on whatever account, and all other choses in action and all and every interest of, or belonging to, or due to each of First Virginia and FNB; and the title to all real estate or any interest therein, vested in either of FNB or First Virginia, shall not revert or be in any way impaired by reason of the Merger.

          3.5 Liabilities. The Surviving Corporation shall be liable for liabilities of FNB and all valid debts, liabilities, duties and obligations of FNB shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, duties and obligations had been originally incurred or contracted by it and neither the rights of creditors nor any liens upon the property of either FNB or First Virginia shall be impaired by the Merger.

     4. Board of Directors and Officers. From and after the Effective Date, the directors of the Surviving Corporation shall be the directors of First Virginia immediately prior to the Effective Date and the officers of the Surviving Corporation shall be the officers of First Virginia immediately prior to the Effective Date.

     5. Conditions. Consummation of the Merger is subject to the following conditions:

     (i) approving vote of the holder of a majority of the outstanding shares of FNB Common Stock entitled to vote; (ii) the approval of the Merger by the Board of Directors of the Federal Reserve System, the Tennessee Commissioner of Financial Institutions and the State Corporation Commission of Virginia; and (iii) the satisfaction of all other conditions to the Merger as contained in the Agreement.

     6. Termination and Abandonment. This Plan of Merger may be terminated and the Merger abandoned as provided in Section 9.2 of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger as of the 7th day of February, 1994.


ATTEST:                            FIRST VIRGINIA BANKS, INC.



/s/ Christopher M. Cole            By /s/ Robert H. Zalokar
- --------------------------            ---------------------------
Christopher M. Cole, Vice             Robert H. Zalokar, Chairman
President and Secretary               of the Board and Chief
                                      Executive Officer

ATTEST:                            FNB FINANCIAL CORPORATION



/s/ Robert Marquis                 By /s/ Williams E. Arant, Jr.
- --------------------------            ---------------------------
Secretary                             Williams E. Arant, Jr.
                                      President and Chief Executive
                                      Officer
                                                               EXHIBIT B


TO:  PRINCIPAL OFFICERS, DIRECTORS, AND STOCKHOLDERS OF
     FNB FINANCIAL CORPORATION


Re:  Restrictions on Resale of First Virginia Common Stock


     The Federal Securities Laws impose certain limitations on the resale of securities of publicly owned companies acquired by principal officers and directors in merger-type transactions. We are required to note these restrictions in the proxy statement and to receive your acknowledgment and agreement to these restrictions.

     As to the acquisition of FNB Financial Corporation ("FNB") by First Virginia, these restrictions, in summary, are as follows:

     For a period of two years from the date of the acquisition, any principal officer or director of FNB may not resell, in any three-month period, more than approximately 300,000 shares of First Virginia Common Stock acquired pursuant to the merger. In addition, such securities must be sold in brokers' transactions or in a transaction with a market maker. A broker's transaction is defined as a transaction in which a broker (i) does no more than execute the order to sell the security, receiving no more than the customary broker's commission and (ii) neither solicits nor arranges for the solicitation of orders to buy the security in anticipation of or in connection with the transaction. A more detailed description of these restrictions is as follows:

     Although the issuance of securities of First Virginia Banks, Inc. in the proposed merger will be registered under the Securities Act and will be issued in compliance with any applicable state laws relating to securities, any public reoffering or sale of such securities by any person who is an "affiliate" of FNB at the time the Agreement is submitted to a vote of FNB shareholders and who thus could be deemed an "underwriter" will, under current law, require either (i) the further registration under the Securities Act of the securities of First Virginia to be sold or (ii) compliance with Rule 145 under the Securities Act (as described below) or
(iii) the availability of another exemption from such registration. An "affiliate" is defined as a "controlling person", which could mean, generally, a shareholder owning 10% or more of FNB's stock or a director or principal officer of FNB. Compliance with Rule 145 requires compliance with certain of the provisions of Rule 144 under the Securities Act. Under such provisions, "affiliates" are only able to sell, in any three-month period, the greater of (i) 1% of the securities of the class outstanding as shown by First Virginia's most recent report or statement, (ii) the average weekly reported volume of trading in those securities on all national securities exchanges and reported through the national quotation system of a registered securities association (i.e., NASDAQ), or (iii) to the extent such figures are available, the average weekly volume of trading in the securities reported through the consolidated transaction reporting system mandated by Rule 17a-15 under the Securities Exchange Act of 1934 for the same four-week period. In addition, if an "affiliate" acts in concert with another person for the purpose of any such sales, the sales of all persons acting in concert would be limited in the aggregate to such maximum number of securities in any three-month period. Two additional requirements of Rule 144 which must be satisfied in complying with Rule 145 are that (1) First Virginia must have been current for a period of twelve months prior to the sale in the filing of all reports required by the Securities and Exchange Commission (a condition which First Virginia presently fulfills and which it will endeavor to fulfill in the future), and (2) First Virginia securities must be sold in brokers' transactions or in a transaction directly with a market maker in the First Virginia security involved. A broker's transaction is defined as a transaction in which a broker (i) does no more than execute the order to sell the security, receiving no more than the customary broker's commission and (ii) neither solicits nor arranges for the solicitation of orders to buy the security in anticipation of or in connection with the transaction.

     If you have any questions about these restrictions either at present or in the future, please feel free to contact me.

     Please acknowledge your receipt of and agreement to these restrictions by signing a copy of this letter and returning it to me.

                                   Very truly yours,



                                   Christopher M. Cole
                                   Vice President and Assistant
                                   General Counsel

CMC:sw
ACKNOWLEDGED AND AGREED:


___________________________________
(Name and date)

                   EXHIBIT B OF PROSPECTUS/PROXY STATEMENT

                             Section 48-23-101
                         Tennessee Code Annotated
                             Section 48-23-101
                         Tennessee Code Annotated

     48-23-101. Definitions.--(1)"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Sec. 48-23-102 and who exercises that right when and in the manner required by Secs. 48-23-201-48-23-209;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, Sec. 13.01.]


                             Section 48-23-102
                         Tennessee Code Annotated

     48-23-102. Right to dissent.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If shareholder approval is required for the merger by Sec. 48-21-103 or the charter and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Sec. 48-21-104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) Year after the date of sale:

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A)  Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share is to be acquired for cash under Sec. 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. [Acts 1986, ch. 887, Sec. 13.02.]


                             Section 48-23-103
                         Tennessee Code Annotated

     48-23-103. Dissent by nominees and beneficial owners.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote. [Acts 1986, ch. 887, Sec. 13.03.]


                             Section 48-23-201
                         Tennessee Code Annotated

     48-23-201. Notice of dissenters' rights.--(a) If proposed corporate action creating dissenters' rights under Sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under Sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Sec. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, Sec. 13.20.]


                             Section 48-23-202
                         Tennessee Code Annotated

     48-23-202. Notice of intent to demand payment.--(a) If proposed corporate action creating dissenters' rights under Sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by Sec. 48-23-201.

     (b)  A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his shares under this chapter. [Acts 1986, ch. 887, Sec. 13.21.]


                             Section 48-23-203
                         Tennessee Code Annotated

     48-23-203. Dissenter's notice.--(a) If proposed corporate action creating dissenters' rights under Sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Sec. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Sec. 48-23-201. [Acts 1986, ch. 887, Sec. 13.22.]


                             Section 48-23-204
                         Tennessee Code Annotated

     48-23-204. Duty to demand payment.--(a) A shareholder sent a dissenters' notice described in Sec. 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Sec. 48-23-203(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887, Sec. 13.23.]


                             Section 48-23-205
                         Tennessee Code Annotated

     48-23-205. Share restrictions.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under Sec. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887, Sec. 13.24.]


                             Section 48-23-206
                         Tennessee Code Annotated

     48-23-206. Payment.--(a) Except as provided in Sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with Sec. 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b)  The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to Sec. 48-23-201 or Sec. 48-23-203. [Acts 1986, ch. 887, Sec. 13.25.]


                             Section 48-23-207
                         Tennessee Code Annotated

     48-23-207. Failure to take action.--(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under Sec. 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, Sec. 13.26.]


                             Section 48-23-208
                         Tennessee Code Annotated

     48-23-208. After-acquired shares.--(a) A corporation may elect to withhold payment required by Sec. 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Sec. 48-23-209. [Acts 1986, ch. 887. Sec. 13.27]


                             Section 48-23-209
                         Tennessee Code Annotated

     48-23-209. Procedure if shareholder dissatisfied with payment or offer.--(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Sec. 48-23-206), or reject the corporation's offer under Sec. 48-23-208 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under Sec. 48-23-206 or offered under Sec. 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under Sec. 48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
(a) within one (1) month after the corporation made or offered payment for his shares. [Acts 1986, ch. 887, Sec. 13.28]


                             Section 48-23-301
                         Tennessee Code Annotated

     48-23-301. Court action.--(a) If a demand for payment under Sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the count in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Sec. 48-23-208. [Acts 1986, ch. 887, Sec. 13.30.]


                             Section 48-23-302
                         Tennessee Code Annotated

     48-23-302. Court costs and counsel fees.--(a) The court in an appraisal proceeding commenced under Sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Sec. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Secs. 48-23-201-48-23-209; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, Sec. 13.31.]

EXHIBIT C OF PROSPECTUS/PROXY STATEMENT

                       Opinion of Financial Advisor

                             October 20, 1993

Board of Directors
FNB Financial Corporation
One Centre Square
620 Market Street
Knoxville, Tennessee 37901

Gentlemen:

     In connection with the proposed acquisition of FNB Financial Corporation ("FNB") by First Virginia Banks, Inc. ("FVB") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Letter of Intent, dated as of October 20, 1993 among such parties, are fair, from a financial point of view, to the shareholders of FNB. Under the terms of the Merger, holders of all outstanding shares of FNB stock will receive consideration per FNB share equal to one-fifth (0.2) shares of FVB Common Stock as defined in the Letter of Intent.

     Our firm, as part of its investment banking business, is frequently involved in the valuation of securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

     In connection with our study for rendering this opinion, we have reviewed the Letter of Intent, FNB's financial results for fiscal years ended December 31, 1988, 1989, 1990, 1991 and 1992, and for December 31, 1992, March 31, 1993, and June 30, 1993, and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of FNB for the purpose of reviewing the historical and current operations of, and outlook for FNB, industry trends, the terms of the proposed Merger, and related matters.

     We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to FNB as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

     As the proposed Letter of Intent entails the issuance of shares of FVB Common Stock as the consideration to be paid to FNB shareholders, we have reviewed similar information and data relating to FVB including its historical financial statements, from 1988 up through and including second quarter ended June 30, 1993.

     In rendering this opinion, we have relied upon the accuracy of the Letter of Intent, the financial information listed above, and other information furnished to us by FNB and FVB. We have not separately verified this information nor have we made and independent evaluation of any of the assets or liabilities of FNB and FVB.




     Based upon the foregoing and upon current market and economic conditions, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Letter of Intent are fair to the stockholders of FNB.

                                   Very truly yours,

                                   /s/ The Robinson-Humphrey Company, Inc.
                                   THE ROBINSON-HUMPHREY COMPANY, INC.
                                 PART II.

         INFORMATION NOT REQUIRED IN THE PROSPECTUS; UNDERTAKINGS

Item 20.  Indemnification

     Article VI of First Virginia's Articles of Incorporation mandates the indemnification of directors, advisory directors and officers as a result of liability incurred by them in proceedings instituted against them by third parties or by or on behalf of First Virginia itself, relating to the manner in which they perform their duties unless they have been guilty of willful misconduct or a knowing violation of criminal law. Subsection (a) of
Article VI provides that First Virginia may contract in advance to provide such indemnification. Under Article VI, the procedures for determining whether indemnification must be made will be as provided under the Virginia Stock Corporation Act ("Corporation Act"). The Corporation Act provides that this determination must be made (1) by a majority vote of a quorum consisting of disinterested directors; (2) if such quorum is not available, by a majority vote of a committee designated by the Board of Directors consisting solely of two or more disinterested directors; (3) by special legal counsel selected (i) by the Board or its committee as in (1) or (2) above or, if none such, (ii) by a majority of the full Board; or (4) by the shareholders, not including shares of or controlled by interested directors.

     Subsection (b) of Article VI requires the advancement of expenses reasonably incurred by a director, advisory director or officer in a proceeding upon receipt of an undertaking from him to repay the amounts advanced if it is ultimately determined that he is not entitled to indemnification. If, however, a determination has been made that the director, advisory director or officer is not entitled to be indemnified, expenses need not be advanced.

     Subsection (c) of Article VI authorizes First Virginia to provide indemnification and make advances and reimbursements for expenses to other persons including directors, advisory directors and officers of its subsidiaries and employees and agents of First Virginia and its subsidiaries, to the same extent or a lesser extent than is required to indemnify directors, advisory directors and officers of First Virginia. First Virginia may also contract in advance to provide such indemnification.

     Subsection (d) of Article VI provides that in any proceeding brought by a shareholder in the right of First Virginia or brought by or on behalf of shareholders of First Virginia, no damages may be assessed against a director, advisory director or officer of First Virginia arising out of a single transaction, occurrence, or course of conduct. This elimination of liability is not applicable if the director, advisory director or officer engages in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

     First Virginia maintains a Directors and Officers Liability Insurance Policy issued by Federal Insurance Company (part of the Chubb Group of Insurance Companies) in the aggregate amount of $20 million. This policy provides coverage up to 100% of its face amount, subject to deductible amounts. In general, the policy insures (i) First Virginia's directors and officers and those of its affiliates against loss by reason of their wrongful acts, and/or (ii) First Virginia against claims against the directors and officers by reason of their wrongful acts for which First Virginia is required to indemnify or pay, all as such terms are defined in the policies and subject to the terms and conditions contained therein.

Item 21   Exhibits and Financial Statements Schedule

      2 Agreement and Plan of Reorganization dated November 9, 1993 and Plan of Merger (included as Exhibit A to the Prospectus/Proxy Statement).

      3 Restated Articles of Incorporation and Bylaws of First Virginia Banks, Inc. (incorporated herein by reference to Exhibit (3) of First Virginia's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

      4 Instruments defining the rights of security holders, including indentures. (With respect to First Virginia's Common and Preferred Stock, the rights of security holders are described in the Restated Articles of Incorporation and Bylaws which are incorporated herein by reference to Exhibit 3 of First Virginia's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.) Instruments defining the rights of holders of First Virginia's long-term debt are not filed herein because the total amount of securities authorized thereunder does not exceed 10% of consolidated total assets. First Virginia hereby agrees to furnish a copy of such instruments to the SEC upon its request.

      5 Opinion of Christopher M. Cole, Vice President and Assistant General Counsel.

      8 Opinion Regarding Tax Matters of Christopher M. Cole, Vice President and Assistant General Counsel of First Virginia.

     15 Letter from Ernst & Young regarding unaudited interim financial information.

     21 Bank subsidiaries of First Virginia Banks, Inc. are listed on pages 50 through 56 of First Virginia's 1992 Annual Report to
          Shareholders which is incorporated herein by reference.   A list
          of subsidiaries other than banks is not filed herein because such subsidiaries, considered in the aggregate, would not constitute a significant subsidiary. Each of the banks is incorporated in Virginia with the exception of First Virginia Bank-Central Maryland and First Virginia Bank-Maryland, which are incorporated in Maryland, and Tri-City Bank and Trust Company, United Southern Bank, and Bank of Madisonville, which are incorporated in Tennessee.

     23(a)Consent of Ernst & Young.

     23(b)Consent of Coopers & Lybrand.

     23(c)Consent of Christopher M. Cole regarding his opinion concerning the legality of securities (included with his opinion as Exhibit 5).

     23(d)Consent of Christopher M. Cole regarding opinion of tax matters
          (included with his opinion as Exhibit 8).

     23(e)Consent of the Robinson-Humphrey Company, Inc.

     99   Form of Proxy


Item 22.  Undertakings

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended ("Securities Act"), each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First Virginia pursuant to provisions of the Code of Virginia or the Articles of Incorporation or Bylaws of First Virginia or resolutions of First Virginia's shareholders adopted pursuant thereto, or otherwise, First Virginia has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First Virginia of expenses incurred or paid by a director, officer or controlling person of First Virginia in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of First Virginia in connection with the securities being registered, First Virginia will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax and State of Virginia on the 23 day of February, 1994.



                                        FIRST VIRGINIA BANKS, INC.



                                        By/s/ Robert H. Zalokar
                                          -------------------------
                                           Robert H. Zalokar, Chairman and
                                           Principal Executive Officer



     Each person whose signature appears below constitutes and appoints Christopher M. Cole his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 23, 1994.


SIGNATURE and TITLE



/s/ Robert H. Zalokar
- ------------------------------
Robert H. Zalokar, Chairman and Principal
Executive Officer



/s/ Richard F. Bowman
- ------------------------------
Richard F. Bowman, Principal Financial Officer
and Principal Accounting Officer

SIGNATURE and TITLE


- ------------------------------
E. Cabell Brand, Director



/s/ Edward L. Breeden, III
- ------------------------------
Edward L. Breeden, III, Director



/s/ Paul H. Geithner, Jr.
- ------------------------------
Paul H. Geithner, Jr., Director



/s/ L.H. Ginn
- ------------------------------
L.H. Ginn, III, Director



/s/ Gilbert R. Giordano
- ------------------------------
Gilbert R. Giordano, Director



/s/ T. Keister Greer
- ------------------------------
T. Keister Greer, Director



/s/ Elsie C. Gruver
- ------------------------------
Elsie C. Gruver, Director




- ------------------------------
Edward M. Holland, Director



/s/ Eric C. Kendrick
- ------------------------------
Eric C. Kendrick, Director

SIGNATURE and TITLE


/s/ Thomas K. Malone, Jr.
- ------------------------------
Thomas K. Malone, Jr., Director



/s/ W. Lee Phillips, Jr.
- ------------------------------
W. Lee Phillips, Jr., Director



/s/ Josiah P. Rowe, III
- ------------------------------
Josiah P. Rowe, III



/s/ Richard T. Selden
- ------------------------------
Richard T. Selden, Director



/s/ Albert F. Zettlemoyer
- ------------------------------
Albert F. Zettlemoyer, Director

                                                                 EXHIBIT 5








                             February 23, 1994


First Virginia Banks, Inc.
6400 Arlington Boulevard
Falls Church, Virginia 22042-2336

Re:  Registration Statement for Proposed Merger of
     FNB Financial Corporation into First Virginia Banks, Inc.

Ladies and Gentlemen:

     In connection with the proposed offering of 387,977 shares of Common Stock, par value $1.00 per share, of First Virginia Banks, Inc., pursuant to the above-described Registration Statement on Form S-4, I have examined such corporate records, certificates and other documents and such questions of law as I considered necessary or appropriate for purposes of preparation and filing of this opinion.

     On the basis of such examination, it is my opinion that the shares of Common Stock being issued with respect to the Merger of FNB Financial Corporation into First Virginia Banks, Inc. are legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to said Registration Statement and to the reference to me under the caption "Legal Opinion" in the prospectus included therein.

                                        Very truly yours,

                                        /s/ Christopher M. Cole

                                        Christopher M. Cole
                                        Vice President and
                                        Assistant General Counsel

                                                                EXHIBIT 8

                           Proposed Tax Opinion

First Virginia Banks, Inc.
6400 Arlington Boulevard
Falls Church, Virginia  22042

FNB Financial Corporation
620 Market Street
Knoxville, Tennessee  37901

Gentlemen:

     Pursuant to the Agreement and Plan of Reorganization dated November 9, 1993, by and between First Virginia Banks, Inc. ("First Virginia"), FNB Financial Corporation ("FNB") and First National Bank of Knoxville, FNB will merge into First Virginia on the Effective Date of the Merger ("the Merger"). Both First Virginia and FNB have requested a tax opinion from me with regard to the Merger. Accordingly my opinion is as follows:

     (1)  the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986 as amended;

     (2) no gain or loss will be recognized by those FNB Stockholders who exchanged their FNB Common Stock for shares of First Virginia Common Stock; and

     (3) in the case of those FNB Shareholders who elect stock, the basis of First Virginia Common Stock to be received by FNB Stockholders will be the same as the basis of FNB Common Stock surrendered in exchange therefore and the holding period of the First Virginia Common Stock to be received by FNB Stockholders will include the period during which FNB Common Stock surrendered in exchange therefore was held provided the FNB Common Stock was held as a capital asset by such FNB Stockholder at the Effective Date.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement being filed by First Virginia Banks, Inc. and the reference to me under the captioned "Federal Income Tax Consequences" in the Prospectus included therein.

                                        Very truly yours,

                                        /s/ Christopher M. Cole

                                        Christopher M. Cole
                                        Vice President and
                                        Assistant General Counsel

                                                             EXHIBIT 15



March 1, 1994



Board of Directors
First Virginia Banks, Inc.




We are aware of the incorporation by reference in the Registration Statement (Form S-4) and the related Prospectus/Proxy Statement of First Virginia Banks, Inc. for the registration of 387,977 shares of its common stock of our reports dated April 7, July 12 and October 12, 1993 relating to the unaudited consolidated interim financial statements of First Virginia Banks, Inc. which are included in its respective Form 10Q, for the quarters ended March 31, June 30, and September 30, 1993.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                                       ERNST & YOUNG

                                                       /s/ Ernst & Young

                                                       Washington, D.C.

                                                              EXHIBIT 23(a)





                      CONSENT OF INDEPENDENT AUDITORS



Board of Directors
First Virginia Banks, Inc.




We consent to the incorporation by reference in the Registration Statement (Form S-4) and the related Prospectus/Proxy Statement of First Virginia Banks, Inc. for the registration of 387,977 shares of its common stock of our report dated January 19, 1993, with respect to the consolidated financial statements of First Virginia Banks, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1992, filed with the Securities and Exchange Commission.




March 1, 1994
                                                  ERNST & YOUNG

                                                  /s/ Ernst & Young

                                                  Washington, D.C.

                                                              EXHIBIT 23(b)







                    CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report on the consolidated financial statements included in the Annual Report on Form 10-K of FNB Financial Corporation for the year ended December 31, 1993.



                                                       COOPERS & LYBRAND
                                                       /s/ Coopers & Lybrand
Knoxville, Tennessee

February 28, 1994

                                                           EXHIBIT 23 (e)




              CONSENT OF THE ROBINSON-HUMPHREY COMPANY, INC.



     We consent to the inclusion in this Registration Statement on Form S-4 of our opinion, dated October 20, 1993, set forth as Exhibit C to the Prospectus/Proxy Statement and to the summarization thereof in the Prospectus/Proxy Statement under the caption "Fairness Opinion". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.



                                    /s/ THE ROBINSON-HUMPHREY COMPANY, INC.




Atlanta, Georgia
February 18, 1994


                                                        EXHIBIT 99

                            FNB FINANCIAL CORPORATION
                          ANNUAL MEETING OF STOCKHOLDERS
                             Tuesday, April __ 1994
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of FNB FINANCIAL CORPORATION, hereby appoint Paul W. Boyd and Robert S. Marquis, and each of them, as proxies, with full power of substitution in each, to vote all shares of the Common Stock of FNB Financial Corporation held of record by the undersigned on March 4, 1994, at the Annual Meeting of the Stockholders of FNB Financial Corporation to be held on Tuesday, April __, 1994 at the Downtown Hilton, 501 W. Church Street, Knoxville, Tennessee, and any and all adjournments thereof, as follows:

     1. A proposal, recommended by the Board of Directors of FNB Financial Corporation to ratify and approve the Agreement and Plan of Reorganization dated November 9, 1993, and the related Plan of Merger dated February 8, 1994 between FNB Financial Corporation and First Virginia Banks, Inc., pursuant to which, amount other things, FNB Financial Corporation will merge into First Virginia Banks, Inc. as more fully set forth in the accompanying Prospectus/Proxy Statement and in the copy of the Agreement and Plan of Reorganization and the Plan of Merger which is annexed to the Proxy Statement as Exhibit A.

         FOR [ ]              AGAINST [ ]               ABSTAIN [ ]

     2.  To vote for all five (5) nominees listed below.

         [ ]  FOR all nominees listed below (except as marked to the contrary.

         [ ]  WITHHOLD AUTHORITY to vote for ALL nominees listed below.

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

         Williams E. Arant, Jr.; Gordon E. Inman; Robert S. Marquis; John H. Schaad; Rufus H. Smith, III

     3. Proposal to approve the appointment of Coopers & Lybrand as independent auditors for the current year.

         FOR [ ]               AGAINST [ ]              ABSTAIN [ ]

     4. To vote upon such other matters as may come before the meeting as they determine may be in the best interests of the Company.

         FOR [ ]               AGAINST [ ]             ABSTAIN [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF SUCH DIRECTION, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS SET FORTH ABOVE. IF ANY OTHER MATTERS SHALL PROPERLY COME BEFORE THE MEETING, IT IS THE INTENTION
OF THE PERSONS NAMED ABOVE AS PROXY HOLDERS TO VOTE ON SUCH MATTERS
IN ACCORDANCE WITH THEIR JUDGMENT.

This Proxy should be dated, signed by the Stockholder(s) as the name(s) appear below and returned promptly in the enclosed postage-paid envelope.


                                       ___________________________________
                                       Signature of Stockholder


                                       ___________________________________
                                       Signature of Joint Owner, if any
 Dated: _________________, 1994

IMPORTANT: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title, and if you have not already done so, file papers showing your authority. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.